Exhibit (a)(1)(a)

AGILENT TECHNOLOGIES, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS UNDER OUR
1999 STOCK PLAN
FOR
NEW OPTIONS UNDER OUR
1999 STOCK PLAN

This document constitutes part of the prospectuses relating to the Agilent Technologies, Inc.

1999 Stock Plan covering securities that have been registered under the Securities Act of 1933.

May 20, 2003

AGILENT TECHNOLOGIES, INC.

Offer to Exchange
Outstanding Options
For New Options
May 20, 2003

       These offer and withdrawal rights expire at 5:00 p.m. Pacific Time on June 18, 2003, unless we extend the offer.

       You may exchange your outstanding stock options, or in certain countries stock appreciation rights (“SARs”), to purchase shares of our common stock with exercise prices above $25.00, whether vested or unvested, granted under the Agilent Technologies, Inc. 1999 Stock Plan and any applicable sub-plan (collectively, the “1999 Stock Plan”) for new stock options that we will grant under our 1999 Stock Plan. In this offer to exchange document, references to options also include SARs unless specifically stated otherwise. These new options will be non-qualified stock options for U.S. tax purposes. You are eligible to participate in the offer to exchange if you are an employee of Agilent or one of our subsidiaries hired on or before May 20, 2003 and hold stock options issued under our 1999 Stock Plan with an exercise price over $25.00 per share. In order to participate in the offer to exchange, you must remain continuously employed through the date exchanged options are cancelled and you must remain an employee through the date of the new option grant to receive the new options. Retirees, members of our Board of Directors and our executive officers who are subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Section 16 executive officers”) are ineligible to participate in the offer to exchange.

      If you participate in this offer to exchange, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. (Exchanged options are any options that you exchange pursuant to this offer to exchange.) Your exchanged options will be exchanged for new options as follows:

•	Exchanged options with an exercise price per share greater than or equal to $25.01 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $40.00 and less than or equal to $69.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $70.00 and less than or equal to $89.99 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $90.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share equal to or less than $25.00 are not eligible for exchange in this offer, except that any options granted since November 20, 2002, are required to be exchanged as a condition to participation in this offer to exchange. Options granted since November 20, 2002 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      The exercise price per share of the new options will generally be equal to 100% of the fair market value of our common stock on the date of grant, however, the exercise price may vary in countries such as France and Italy, as described herein in the country-specific Schedules.

      We will grant the new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, except in France. We refer to this date as the new option grant date. In general, we expect the new option grant date to be December 22, 2003, except in France where we expect the new option grant date to be January 7, 2004. Except in France, as described herein in the country-specific Schedules, each new option will be subject to a new two-year vesting schedule that will begin on the new option grant date.

      Our common stock is traded on the New York Stock Exchange under the symbol “A.” On May 1, 2003, the closing price of our common stock as reported in The Wall Street Journal for that date was $16.19 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

       See “Risks of Participating in the Offer to Exchange” beginning on page 13 for a discussion of risks that you should consider before tendering your eligible options.

IMPORTANT

      If you wish to exchange your options, you must complete and submit the election agreement by following the instructions at the Mellon Investor Services (“Mellon”) website (website address: http://www.corporate-action.net/agilent), and submit it before 5:00 p.m. Pacific Time on June 18, 2003. Eligible employees who do not have an Agilent e-mail address, or are on inactive status, will receive a paper election packet with an instruction letter.

      In order to access the website, your information, and make elections, you will need a Personal Identification Number (PIN). If you currently have eligible options and an Agilent e-mail address, Mellon will e-mail you your PIN on the date of this offer to exchange.

      We have different election processes: the one you must follow depends on which country you are employed in.

      If you are employed in one of the following countries and receive a PIN via e-mail, you should elect online, with no paper submission necessary: Australia, Canada, China, Denmark, Finland, Hong Kong, India, Ireland, Israel, Korea, Malaysia, Mexico, New Zealand, Norway, Puerto Rico, Singapore, Sweden, Taiwan, Thailand, United Kingdom or United States. Generally, we prefer that you elect to exchange your eligible options via the website, but you may also submit your election agreement by faxing it to Mellon at the number below or sending it through the mail.

      If you are employed in one of the following countries and receive a PIN via e-mail, you need to complete a two-step process to participate: (1) you should elect online and then (2) you must return a signed copy of your election agreement to Mellon: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela. In order for your election to be valid, Mellon must receive your signed election agreement by 5:00 p.m. Pacific Time on June 18, 2003. If you do not have access to a fax machine, you may use the mailing address below. However, please allow ample time for any mailed documents to arrive.

By Facsimile:	By Mail:	By Overnight Courier:
(201) 329-8456	Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3308 South Hackensack, NJ 07606 USA	Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660 USA

      Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer to exchange or requests for additional copies of this offer to exchange and the other option exchange program documents to a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 6:00 a.m. to 9:00 p.m. Pacific Time telephone number (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller).

Offer to Exchange dated May 20, 2003.

      You should rely on the information contained in this offer to exchange. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to exchange to option holders in any of these jurisdictions, including modification of the offer terms. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

ii

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the offer to exchange. You should carefully read this entire offer to exchange dated May 20, 2003, the election agreement and the website pages. The offer to exchange is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections under the heading “THE OFFER” in this offer to exchange to help you find a more complete description of these topics.

Q1.	What is the offer to exchange?

A1.	The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us under the 1999 Stock Plan with exercise prices greater than $25.00 per share. The outstanding options that you elect to exchange will be exchanged for new options covering a smaller number of shares after at least a 6 month and 1 day waiting period. The offer to exchange expires on June 18, 2003. We then intend to cancel the surrendered options on June 20, 2003. The 6 month and 1 day waiting period will begin after the cancellation date. Except in France, we expect to make the new grants on December 22, 2003. The new option grant date may be different in France because of the French sub-plan requirements. We anticipate that the new option grant date in France will be approximately January 7, 2004. These dates may change if we decide to extend the period of the offer to exchange. Typically, the new options will have an exercise price equal to 100% of the fair market value of our common stock on the new option grant date. This may not be the case in all countries. Specifically, the exercise price may vary in France and Italy as a result of local requirements for obtaining favorable tax treatment. (See Section 1 and the country-specific Schedule)

Q2.	Why are we making the offer to exchange?

A2.	We believe that granting stock options motivates our employees to act as owners, which helps to align their interests with those of our stockholders. This offer to exchange enables us to offer eligible employees a valuable incentive. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. These options are commonly referred to as being “underwater.” By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value. (See Section 3)

Q3.	What securities are we offering to exchange?

A3.	We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price greater than $25.00 per share that were granted under the 1999 Stock Plan. However, the portion of any otherwise eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Agilent may not be exchanged in this offer to exchange (even if legal title to that portion of the option is held by an eligible employee).

In exchange, we will grant new options under our 1999 Stock Plan. Options to purchase our common stock previously issued in exchange for options to purchase common stock of Hewlett-Packard Company are not eligible for exchange in the offer to exchange. If you elect to participate in the offer to exchange, then you must exchange all options that we have granted to you since November 20, 2002. (See Section 2)

Q4.	Who is eligible to participate?

A4.	You are eligible to participate in the offer to exchange only if you are an option holder and an employee, including part-time employees and employees on temporary leave, of Agilent or one of our subsidiaries hired on or before May 20, 2003, and you remain employed through the cancellation date. Retirees, members of our board of directors and our executive officers, as identified on Schedule A to this offer to exchange, are not eligible to participate. (See Section 1)

To receive a new option, you must remain an employee through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date, except where otherwise required or impractical under local law. We refer to this date as the new option grant date. If we do not extend the offer expiration date, the new option grant date will be December 22, 2003, except in France. (See Section 1)

Q5.	Are employees outside of the United States eligible to participate?

A5.	Yes. Option holders who are employees of Agilent or one of our subsidiaries hired on or before May 20, 2003 are eligible to participate. (See Section 2)

Please be sure to read the appropriate section of this offer to exchange dealing with the applicable tax consequences of the exchange in the country in which you are subject to tax. (See the applicable country-specific Schedule)

Q6.	Do you have to participate in the program?

A6.	No. The program is completely voluntary.

Q7.	When does this offer to exchange end?

A7.	This offer to exchange ends at 5:00 p.m. Pacific Time on June 18, 2003. We refer to this date and time as the expiration date. We may, in our discretion, extend the period of time during which the offer to exchange will remain open, but we do not currently expect to do so. If we extend the offer period beyond June 18, 2003, the term expiration date will refer to the new time and date at which the extended offer to exchange expires. (See Section 2)

Q8.	How many new options will you receive in exchange for your options that you elect to exchange?

A8.	Subject to the terms of this offer to exchange and upon our acceptance of your properly tendered options, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. Exchanged options are any options that you exchange pursuant to this offer to exchange. Your exchanged options will be exchanged for new options as follows:

•	Exchanged options with an exercise price per share greater than or equal to $25.01 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $40.00 and less than or equal to $69.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $70.00 and less than or equal to $89.99 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $90.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share equal to or less than $25.00 are not eligible for exchange in this offer, except that any options granted since November 20, 2002, are required to be exchanged as a condition to participation in this offer to exchange. Options granted since November 20, 2002 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

          The following chart illustrates these ratios:

Old Option(s) Exercise Price

Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Old : New

$25.01	$39.99	1.5 : 1.0
$40.00	$69.99	2.0 : 1.0
$70.00	$89.99	2.5 : 1.0
$90.00	And Above	4.0 : 1.0
All options granted since November 20, 2002		1.0 : 1.0

The number of option shares that you receive will be rounded down to the nearest whole share on a grant-by-grant basis, and will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (See Section 2)

Example 1

If the option you elect to exchange covers 100 shares of our common stock with an exercise price per share of $80.28, your new option will be exercisable for 40 shares (100 divided by 2.5) of our common stock at the new exercise price.

Example 2

If the option you elect to exchange is exercisable for 2,000 shares of our common stock granted at an exercise price per share of $39.40, your new option will be exercisable for 1,333 shares (2,000 divided by 1.5, and then rounded down) of our common stock.

New options will be granted under our 1999 Stock Plan. All new options will be subject to a new option agreement between you and us. (See Section 2)

Q9.	What if you hold eligible SARs?

A9.	If you hold eligible SARs that were granted to you in China, you will receive stock options if you choose to participate in the program. If you are an employee of one of our subsidiaries in Russia or Thailand and hold eligible SARs, you will receive SARs if you choose to participate in the program.

Q10.	Why isn’t the exchange ratio simply one-for-one?

A10.	In order for us to gain stockholder approval for this program, we had to derive exchange ratios designed to create a value-neutral exchange. Our stock option program must balance the interests of both employees and stockholders. The exchange ratios described above will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3)

Q11.	What are the conditions to the offer to exchange?

A11.	Participation in the offer to exchange is completely voluntary. The completion of the offer to exchange is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the offer to exchange, we reserve the right to amend the offer to exchange for any or no reason. (See Section 7)

Q12.	Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

A12.	To receive a grant of new options under the terms of the offer to exchange and the 1999 Stock Plan you must be continuously employed by us or one of our subsidiaries through the new option grant date. (See Section 1)

As discussed below, we will generally grant new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. We expect that the new option grant date will be December 22, 2003, except in France, where we anticipate the new option grant date will be approximately January 7, 2004 (see Question 1). If, for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability, or retirement due to age, you do not remain continuously employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Unless otherwise provided by the applicable laws of a non-U.S. jurisdiction or your employment contract (if any), your employment with us or one of our subsidiaries remains “at will.” (See Section 1)

Q13.	When will you receive your new options?

A13.	We will send you a promise to grant stock options promptly after the expiration date of the offer to exchange. The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain continuously employed by us or one of our subsidiaries through the new option grant date.

We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, except where prohibited or impractical under local law or sub-plans. We will not grant the new options before the new option grant date. (See Section 6)

Q14.	When will the options you elect to exchange be cancelled?

A14.	The options you elect to exchange will be cancelled on the second business day following the expiration date of this offer to exchange. We refer to this date as the cancellation date. If we do not extend the offer period beyond June 18, 2003, the cancellation date will be June 20, 2003, which allows us two (2) business days to process the election choices and paperwork received from employees internationally. Therefore, the new options will be granted on December 22, 2003, except in France, where we anticipate the new option grant date will be approximately January 7, 2004 (see Question 1). (See Section 6)

Q15.	Why won’t you receive your new options immediately after the expiration date of the offer to exchange?

A15.	Published rules of the Financial Accounting Standards Board require options granted within 6 months of cancelled options to be treated as a variable expense, which could have an adverse effect on our earnings. This means that if we granted the new options within 6 months of the cancellation date, we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards. (See Section 12)

Q16.	Will Agilent be granting options to eligible employees before the new grant date?

A16.	No. Agilent does not intend to grant additional options to any eligible employees until after the new grant date, regardless of whether such employees participate in this offer to exchange. Your decision to participate, or not participate, in this offer to exchange will not affect your ability to receive any option grants in the future.

Q17.	Why can’t we just grant you additional options?

A17.	Because of the large number of underwater options outstanding, granting an equal number of additional options would have a severe negative impact on stockholder dilution, outstanding shares and earnings per share. (See Section 3)

Q18.	Will you be required to give up all of your rights under the cancelled options?

A18.	Yes. Once we have accepted the options that you elected to exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which is the second business day following the expiration of the offer to exchange. We expect the cancellation date to be June 20, 2003. (See Section 6) If you cease to be an Agilent employee for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability, or retirement due to age, before the new grant date, you will not receive new options or any compensation in lieu of new options, and you will forfeit the options that you tendered for exchange.

Q19.	What will the exercise price of the new options be?

A19.	The exercise price per share of the new options will generally be 100% of the fair market value of our common stock on the new option grant date. In all countries except Italy and France, fair market value is defined as the average of the high and low sales price of our common stock on the grant date, as reported by the Wall Street Journal for our common stock on the new option grant date, which is expected to be December 22, 2003. The exercise price may vary in France and Italy because of local requirements for obtaining favorable tax treatment and also because the grant date in France may be different. (See Question 1, Section 9 and the country-specific Schedules for Italy and France)

We cannot predict the exercise price of the new options. Because we expect to grant new options on December 22, 2003, or on January 7, 2004 in France, the new options may have a higher exercise price than some or all of your current options. (See Section 9)

Q20.	When will the new options vest?

A20.	Except in France, as discussed in the country-specific Schedule, each new option will vest based on a new two-year vesting schedule that will begin on the new option grant date. The vesting schedule for those new options subject to a two-year vesting schedule will be as follows:

• 50% of the shares subject to the option will vest on the first anniversary of the new option grant date, and

• the remaining 50% will vest on the second anniversary of the new option grant date,

so that each such new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date. (See Section 9)

For example, a new option to purchase 2,000 shares of our common stock granted on the scheduled new option grant date of December 22, 2003 and which is subject to the new two-year vesting schedule will vest as follows:

• none of the shares subject to the new option will be vested on December 22, 2003,

• 1,000 shares subject to the new option will vest on December 22, 2004, and

• the remaining 1,000 shares subject to the new option will vest on December 22, 2005.

(See Section 9)

In France, all new options, even those granted at a one-to-one ratio, will vest 100% upon the four-year anniversary of the new grant date as dictated by the French sub-plan. (See the country-specific Schedule for France)

Q21.	What if another company acquires us in a merger or stock acquisition?

A21.	Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer to exchange. This would apply in the event of a merger or consolidation of Agilent Technologies, Inc. but not to a merger, divestiture, outsourcing or consolidation of only a business unit or product line. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price at least equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date, except where prohibited under local law or the applicable sub-plan. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (See Section 9)

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Agilent would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Agilent common stock, while option holders who decide not to participate in this offer to exchange could exercise their options before the effective date of the merger or acquisition and sell their Agilent common stock before the effective date. (See Section 9)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (See Section 9)

Q22.	Are there circumstances under which you would not be granted new options after the six months and 1 day period has passed?

A22.	Yes. If, for any reason, you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options. Unless otherwise provided by the applicable laws of a non-U.S. jurisdiction or your employment contract (if any), your employment with us or one of our subsidiaries will remain “at-will” regardless of your participation in the offer to exchange. (See Section 1)

Your new options will be granted at least six months and one day after the cancellation date. If, for any reason, including but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability or retirement due to age, you do not remain continuously employed by us or one of our subsidiaries through the new option grant date, you will not receive any new option or other compensation in exchange for the eligible options that you tendered and that Agilent accepted for exchange and subsequently cancelled. Accordingly, you will forfeit all options that you elected to exchange.

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in the U.S. SEC rules, regulations or policies, listing requirements of the New York Stock Exchange or the laws of a non-U.S. jurisdiction. We do not currently anticipate any such prohibitions. (See Section 13)

Q23.	If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

A23.	Yes, unless that option is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question 25). Other than due to this exception, we are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an option to purchase 2,000 shares at $25.67 per share, 1,000 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $39.41 per share, and (3) an option to purchase 100 shares at an exercise price of $80.28 per share, you may elect to exchange:

•	your first option covering 1,000 remaining unexercised shares,

•	your second option covering 1,000 shares,

•	your third option covering 100 shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 500 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

Q24.	Why do you have to cancel options granted after November 20, 2002, if you choose to participate?

A24.	Under current accounting rules, options that we granted during the six-month period before this offer to exchange commenced and the six-month period after cancellation of the tendered options could be viewed as “replacement” options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement option grants. (See Section 12)

If you are an employee and received an option grant in December 2002, and you choose to participate in the exchange because you hold options with an exercise price above $25.00, you must tender your December 2002 options. Those December 2002 options will be replaced at a one-to-one ratio.

Q25.	What happens if you have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A25.	If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Agilent beneficially owns a portion of that option, you may elect to tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer to exchange (even if legal title to that portion of the option is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option at all. This is your only choice with respect to this option.

Q26.	What happens to options that you choose not to exchange or that are not accepted for exchange?

A26.	Options that you choose not to exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. (See Section 6)

Q27.	Will you have to pay taxes if you exchange your options in the offer to exchange?

A27.	If you exchange your current options for new options and you are subject to tax in the U.S., you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (See Section 14)

If you are subject to tax in a country other than the United States, the tax consequences of participating in this offer to exchange may be different. Please be sure to read the discussion in this offer to exchange of the potential tax consequences in the country in which you are subject to tax. (See the applicable country-specific Schedule)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer to exchange. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or other tax and social insurance consequences, which may apply to you.

Q28.	Will your new options be non-qualified stock options for U.S. tax purposes?

A28.	Yes. If you receive options in exchange for tendered options, your new options will be non-qualified stock options for U.S. tax purposes. If you hold converted OSI options, which are currently qualified stock options for U.S. tax purposes, you will receive non-qualified stock options if you choose to participate in the program. (See Sections 9 and 14)

Q29.	When will your new options expire?

A29.	Generally, each new option will expire on the same date as the option that it replaces, or earlier if your employment with us or one of our subsidiaries terminates. This will not be the case in France or Switzerland. (See Section 9 and the country-specific Schedule)

Q30.	Can the offer to exchange be extended, and if so, how will we notify you if the offer to exchange is extended?

A30.	The offer to exchange expires at 5:00 p.m. Pacific Time on June 18, 2003, unless we extend it. We may, in our discretion, extend the offer to exchange at any time, but we do not currently expect to do so. If we extend the offer to exchange, we will notify you by e-mail or other method of communication as required by the SEC, disclosing the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the offer to exchange. (See Section 2)

Q31.	How do you elect to exchange your options?

A31.	We have different election processes: the one you must follow depends on which country you are employed in. You will generally need to access the Mellon website (website address: http://www.corporate-action.net/agilent). In order to access the website, you will need a PIN. If you currently have eligible options and an Agilent e-mail address, Mellon will e-mail you your PIN on the date of this offer to exchange.

Regardless of which country you are employed in, if you are an eligible employee who does not have an Agilent e-mail address or you are on inactive status (such as a leave of absence), you will receive a paper election packet with instructions to follow. You must fill out your election form and fax or mail it to Mellon in time for it to arrive by the expiration date.

If you are employed in Australia, Canada, China, Denmark, Finland, Hong Kong, India, Ireland, Israel, Korea, Malaysia, Mexico, New Zealand, Norway, Puerto Rico, Singapore, Sweden, Taiwan, Thailand, United Kingdom or United States, to elect to exchange options you must:

•	use your PIN to access the Mellon website;

•	read the election terms and conditions on the election screen;

•	make your elections online by 5:00 p.m. Pacific Time on June 18, 2003;

•	print a copy of your election agreement for your records; and

•	not send a fax to Mellon or to Agilent, it is not necessary.

If you are an employee in one of the above countries, we generally prefer that you elect to exchange your eligible options via the website, but you may also submit your election agreement by faxing it to Mellon at the number below or sending it in the mail.

If you are employed in: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela and your receive a PIN via e-mail, you need to complete a 2-step process to participate. You must BOTH: 1) elect online AND 2) return a signed copy of your election agreement to Mellon to validly exchange your options. You must:

• use your PIN to access the Mellon website;

• read the election terms and conditions on the election screen;

• make your elections online by 5:00 p.m. Pacific Time on June 18, 2003;

• print a copy of your election agreement; AND

• sign your election agreement and fax it to Mellon at the number below; and

• keep a signed copy of your election agreement and the fax confirmation for your records.

In order for your election to be valid, Mellon must receive your signed form by 5:00 p.m. Pacific Time on June 18, 2003. If you do not have access to a fax machine, you may use the mailing address below. However, please allow ample time for any mailed documents to arrive. Please see the information on the Mellon website screen for instructions on how to ensure we have received your election agreement signature.

By Facsimile:	By Mail:	By Overnight Courier:
(201) 329-8456	Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3308 South Hackensack, NJ 07606 USA	Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660 USA

Q32.	How will Agilent and Mellon confirm that my election agreement signature page was received?

A32.	If you are an employee in a country that is required to return a written signature on the election agreement, or an employee who received a paper packet of election materials because you do not have computer access or you are on leave of absence, your election is not valid unless the signed signature page from your election agreement is received by 5 p.m. Pacific Time on June 18, 2003. Mellon will receive signature pages sent by facsimile or by mail. Mellon will collect and verify the signature pages received each day. When a signature page has been received that matches your most recent online election choice, Mellon will check a box that appears on the election agreement website screen. You should save a copy of your election agreement, and where applicable, your fax confirmation. If you do not have access to the website, you should call Mellon at the number below after a reasonable period of time has passed to confirm that your signature page was received. If you do have access to the website and if the website box indicating signature receipt has not been checked 48 hours after you sent in your signature page, or after a reasonable period of time if you sent your signature page by mail, please call a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 6:00 a.m. to 9:00 p.m. Pacific Time telephone number (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller).

Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer to exchange, if we have not accepted your options by 5:00 p.m. Pacific Time on July 17, 2003, you may withdraw your election to participate. (Section 5)

Q33.	During what period of time may you withdraw options that you previously elected to exchange?

A33.	You may withdraw any options that you previously elected to exchange at any time before the offer to exchange expires at 5:00 p.m. Pacific Time on June 18, 2003. If we extend the offer to exchange beyond June 18, 2003, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer to exchange.

Q34.	What do you have to do to withdraw options that you previously elected to exchange?

A34.	To withdraw some or all of your options that you previously elected to exchange, if you have access to the Mellon website, you may log on to add, withdraw or change the options that you wish to exchange. You must submit a new election agreement to Mellon before the expiration date by following the instructions applicable to your country of employment, as described in Question 31 and in greater detail on the website or in your paper election packet. If you log back into the website, click any box to change your election and submit your new election, your previous election will be voided. You must then follow all of the instructions to complete your new election. This is true even if the end result is the same choice as your previous election. If you make a new election choice on the website and do not properly complete the election agreement process, your previous election choice and your new election choice will both be voided and you will be deemed to have chosen not to participate.

If you are employed in one of the following countries and are withdrawing online you must also return a signed copy of your new election agreement to Mellon via facsimile or mail at the fax number or address listed in Answer 31 above: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela.

If you have received a paper election packet, or if you do not have access to the Mellon website when you wish to withdraw your election, you may withdraw by completing a new election agreement and returning it by facsimile or mail at the fax number or address listed in Answer 32 above.

If you make a new election to withdraw your options via mail, please allow ample time for your new election agreement to arrive at Mellon before the expiration of the offer to exchange. You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m. Pacific Time on June 18, 2003. If we extend the offer to exchange beyond that time, you may withdraw your options at any time until the extended expiration of the offer to exchange.

Q35.	Can you change your election regarding options you have elected to exchange?

A35.	Yes, you may change your election to exchange any particular options at any time before the offer to exchange expires at 5:00 p.m. Pacific Time on June 18, 2003. If you have received a paper election packet, or if you do not have access to the Mellon website when you wish to withdraw your election, you may withdraw or change the options that you wish to exchange by completing a new election agreement and returning it by facsimile or mail at the fax number or address listed in Answer 31 above. For more information on withdrawing your options, please see Q&A 34 above. (See Section 5)

Q36.	How can you tell which of your option grants above $25.00 are eligible for exchange?

A36.	You can see this information on the Mellon website on the election agreement page (website address: http://www.corporate-action.net/agilent). After you enter the PIN that was sent to you, you will be able to view your stock option information on the website. If you received a paper election packet, your election agreement contains this same information. In addition, you can still view your option history in the normal manner used at Agilent, in our MEIDAS website (https://meidas.hr.agilent.com) under the Time and Pay tab in the Employee view. Whether on the Mellon website or MEIDAS, your stock option grants are listed in chronological order. In MEIDAS, grants are identified under the “Plan” heading as HP95, 1999, 1999OSI. Only those options designated as 1999 and 1999OSI are eligible for exchange. Your option grant history on the Mellon website or in your paper election packet will have a designation next to each grant stating whether it may be exchanged or whether it is “ineligible.”

Q37.	Are we making any recommendation as to whether you should exchange your eligible options?

A37.	No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer to exchange. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q38.	Who can you talk to if you have questions about the offer to exchange, or if you need additional copies of the offer documents?

A38.	You should direct questions about the offer to exchange or requests for additional copies of this offer to exchange and the other option exchange program documents to a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 6:00 a.m. to 9:00 p.m. Pacific Time telephone number (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller). (See Section 10)

Q39.	What happens if you receive a Workforce Management notice before June 18th?

A39.	If you receive a Workforce Management notice before June 18th you may want to revisit your stock option exchange election. You can change your elections or withdraw from the program up until June 18th at 5 p.m. Pacific Time. If your options are cancelled under the program, they cannot be reinstated. If, for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability, or retirement due to age, you do not remain continuously employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled.

Q40.	What happens if you receive a workforce management notice after June 18th, but before the new grants are issued on December 22, 2003 or January 7, 2004 in France?

A40.	The answer depends on your scheduled termination date. If you elect to participate in the stock option exchange program, and we accept your tendered options, those options will be cancelled. Once cancelled, they cannot be reinstated. If you subsequently receive a workforce management notice after your options have been cancelled, you will lose all rights to those options, if for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability, or retirement due to age, you do not remain continuously employed by us or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Please consider this risk carefully. If you are continuously employed with Agilent through the new option grant date, you will receive new option grants for those options you elected to exchange.

Q41.	What if you lost or did not receive your PIN from Mellon?

A41.	U.S. employees can contact Mellon at (888) 778-1312. Employees outside the U.S. can contact Mellon at (201) 329-8467 (there is no charge to the employee for this call).

Q42.	If you are in a country that requires you to send in a signed form via fax or mail, how can you be sure Mellon received your election form?

A42.	You may check the Mellon web site to see if they have “checked” a box showing they have received your signature. If after a reasonable amount of time the signature received box is not checked, you may call Mellon at (888) 778-1312 (for U.S.) and (201) 329-8467 (for outside the U.S.). If you do not have access to the Mellon web site, please call Mellon after a reasonable period of time has passed since you sent in your election agreement signature.

Q43.	If you are planning to retire sometime in the next few months, how would your choice affect the retirement treatment of your options?

A43.	If you do not elect to exchange options, at retirement your existing options will be accelerated and you will have three years (or the original life of the options, if shorter) to exercise those options, except in France subject to the French sub-plan. This is the current standard retiree treatment of options.

If you choose to participate in the exchange, and we accept your tendered options, those options will be cancelled and we expect that your new options will be granted on December 22, 2003, except in France. Once cancelled, options cannot be reinstated. So, if your retirement date is before the new grant date, you would forfeit any options you elected to exchange. If your retirement date is after the new grant date, you would receive the new options, and at your retirement date, all your then-current options would receive accelerated vesting and would be eligible for exercise for three years (or the original life of the options, if shorter), except in France subject to the French sub-plan.

RISKS OF PARTICIPATING IN THE OFFER TO EXCHANGE

      Participation in the offer to exchange involves a number of risks, including those described below. This list and the risk factors under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2003, filed with the SEC, highlight the material risks of participating in this offer to exchange. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer to exchange. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in your country, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer to exchange.

      In addition, this offer to exchange and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer to exchange.

Economic Risks

If the price of our common stock increases after your options are cancelled, your new options may have an exercise price that is higher than the exercise price of your cancelled options. In this situation, you will receive options for fewer shares at a higher exercise price.

      For example, if you cancel options with an exercise price of $25.67 per share, and the price of our common stock increases to $30.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option and you will receive an option to purchase fewer shares than the exchanged option.

If your employment terminates for any reason before we grant the new options, you will not receive a new option, nor have any of your cancelled options returned to you, nor receive any other compensation for your cancelled options.

      Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us or our subsidiaries terminates for any reason, including but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability or retirement due to age, or another company acquiring Agilent, before the grant of the new options, you will not receive reinstatement of the cancelled option, nor any new option, nor any other compensation for your cancelled options.

      Should your employment be terminated as part of a Workforce Management Program or another reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

      If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for your cancelled options.

      A transaction involving us, such as a merger, consolidation or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer to exchange might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer to exchange and retained their original options.

      If you submit your options in the offer to exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition and the new option that you receive would be for shares of the acquiror’s stock, not Agilent’s stock.

Agilent does not intend to grant additional options to any eligible employees until after the new grant date, regardless of whether such employees participate in this offer to exchange.

Tax-Related Risks for Individuals Subject to Tax in the U.S.

Your new option will be a non-qualified stock option for U.S. tax purposes, whereas your cancelled option may have been an incentive stock option.

      The new option that will replace your exchanged option will be a non-qualified stock option for purposes of U.S. federal tax law. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section titled “Material U.S. federal income tax consequences.”

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

      We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We do not know, therefore, if the IRS will assert the position that our offer to exchange constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

Tax-Related Risks for Individuals Subject to Tax Outside the U.S.

      If you are a resident of or are otherwise subject to the tax laws of the following countries, we do not believe that you will be subject to income tax in these countries as a result of participating in this offer to exchange:

      Argentina, Austria, Brazil, Canada, China, Finland, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Korea, Malaysia, Mexico, New Zealand, Norway, Philippines, Puerto Rico, Russia, Spain, Sweden, Taiwan, Thailand, United Kingdom and Venezuela.

      If you are a resident of or are otherwise subject to the tax laws of the following countries, we believe that you may be subject to taxation in these countries as result of participating in this offer to exchange:

      Australia, Belgium, Denmark, Japan, The Netherlands, Singapore and Switzerland.

      Attached as Schedules in this offer to exchange are short summaries of the general tax consequences of the offer to exchange in the countries in which we are offering the exchange. Please see the applicable country-specific Schedule to this offer to exchange for information regarding the tax consequences to you of participating in the offer to exchange. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer to exchange.

Tax-Related Risks for Tax Residents of Multiple Countries

      If you are a tax resident of, or are subject to, the tax laws of more than one country, you should be aware that there may be additional or other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

Our operating results and financial condition could continue to be harmed if the industries into which we sell our products, such as the communications, electronics and semiconductor industries, remain depressed.

      The economic downturn resulted in reduced purchasing and capital spending in many of the markets that we serve worldwide. In particular, the communications, semiconductor and electronics industries have been in a downward cycle characterized by diminished product demand, excess manufacturing capacity and the increasing erosion of average selling prices. Although some segments of these industries have shown recent signs of stabilization, others, especially in communications, continue to exhibit a downward cycle. Demand in our markets remains volatile so the underlying trend is uncertain. Pricing pressures remain intense, which reduces our gross margins.

      We are uncertain how long the current downturn will last and when a sustained recovery in our markets may occur. Any further decline in our customers’ markets or in general economic conditions would likely result in a further reduction in demand for our products and services. In addition, if our customers’ markets continue to decline, we may not be able to collect on outstanding amounts due to us. Such further decline could harm our consolidated financial position, results of operations, cash flows and stock price, and could limit our ability to reach our goals for restoring profitability. Also, in such an environment, pricing pressures could continue, and if we are unable to respond quickly enough this could further reduce our gross margins. Finally, we may be required to secure additional debt or equity financing at some time in the future, and we cannot assure you that such financing will be available on acceptable terms when required.

The actions we took in response to the reduced demand for our products and services could have long-term adverse effects on our business.

      Beginning in the third quarter of 2001, our revenue started declining. To scale back our operations and to reduce our expenses in response to this decreased demand for our products and services and lower revenue, we reduced our workforce, froze hiring, cut back significantly on our use of temporary workers and reduced discretionary spending. We also initiated short-term facility closures to reduce production levels.

      In calendar year 2001, we announced plans to reduce our workforce by approximately 8,000 people. This reduction was completed at the end of the fourth quarter of 2002. In August 2002, we announced approximately 2,500 additional job cuts, which are under way. In connection with our announcement of our results for the quarter ended January 31, 2003, we announced another 4,000 job cuts.

      There are several risks inherent in our efforts to transition to a reduced cost structure. These include the risk that we will not be able to reduce expenditures quickly enough and sustain them at a level necessary to restore profitability, and that we may have to undertake further restructuring initiatives that would entail additional charges. For example, prior to the third quarter of 2002, we had not anticipated the necessity for the further restructuring initiatives to reduce costs by another $50 million per quarter; nor did we anticipate prior to the first quarter of 2003 that we would need to expand our restructuring measures to reduce costs by an additional $125 million per quarter. In addition, there is the risk that cost-cutting initiatives will impair our ability to effectively develop and market products, to remain competitive in the industries in which we compete and to operate effectively. Each of the above measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

As demand for our products does not match our manufacturing capacity, our earnings may continue to suffer.

      Because we cannot immediately adapt our production capacity and related cost structures to rapidly changing market conditions, when demand does not meet our expectations, our manufacturing capacity will likely exceed our production requirements. Currently, we have excess manufacturing capacity as a result of the decrease in purchasing and capital spending in the communications, electronics and semiconductor industries. The fixed costs associated with excess manufacturing capacity have adversely affected, and may continue to adversely affect, our earnings. Conversely, if during a market upturn we cannot increase our manufacturing capacity to meet product demand, we will not be able to fulfill orders in a timely manner, which in turn may have a negative effect on our earnings and overall business.

Failure to adjust our orders for parts and inventories due to changing market conditions could adversely affect our earnings.

      Our earnings could be harmed if we are unable to adjust our orders for parts to market fluctuations. In order to secure components for the production of products, we may continue to enter into non-cancelable purchase commitments with vendors, or at times make advance payments to suppliers, which could impact our ability to adjust our inventory to declining market demands. Prior commitments of this type have resulted in an excess of parts as demand for our communications, semiconductor and electronics products has decreased. For example, in the year ended October 31, 2001, we incurred approximately $459 million of inventory-related charges, and in the twelve months ended October 31, 2002, we incurred approximately another $40 million in inventory-related charges. If the demand for our products continues to decrease, we may experience additional excess and obsolete inventories and be forced to incur additional charges. By contrast, during a market upturn, our results could be materially and adversely impacted if we cannot increase our inventories quickly enough to meet increasing demand for our products. Approximately 5 percent of our parts require custom design. Of these, some parts are not readily available from alternate suppliers, due to their unique design or the length of time necessary for design work. Should a supplier cease manufacture of such a component, we would be forced to reengineer our product. In addition to discontinuing parts, suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

We are continuing to implement new information systems, and problems with the design or implementation of these new systems have interfered and could further interfere with our operations.

      We are in the process of implementing new information systems to eventually replace our current systems, which are largely based on legacy systems that were created when we were a part of Hewlett-Packard. As a part of this effort, we are implementing new enterprise resource planning software and other software applications to manage our business operations. We may not be successful in implementing these new systems and transitioning data. For example, following the first phase of our enterprise resource planning software implementation, we experienced some difficulties in providing customer quotes and in acknowledging and shipping customer orders. Although we believe that we have identified, to a large extent, the problems associated with the implementation and that the system is now stabilizing, new problems could arise that we have not foreseen. During 2003, we implemented a new customer support information system and some additional functionality to our enterprise resource planning software. As we add additional functionality to our new systems, our operations could be further disrupted. Such disruptions could adversely impact our ability to do the following in a timely manner: provide quotes, take customer orders, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise run our business. As a result, our financial position, results of operations, cash flows and stock price could be adversely affected. In addition, our future revenue and profit projections could be inaccurate if we have misjudged the realization of potential future savings from the new systems.

Fluctuations in our quarterly operating results may cause volatility in the price of our common stock and the senior convertible debentures.

      Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. Our quarterly sales and operating results have become highly dependent on the volume and timing of orders received during the quarter, which are difficult to forecast. Throughout 2002, the continued low levels of orders significantly affected our ability to efficiently plan production and inventory levels, which led to fluctuations in operating results. In addition, a significant portion of our operating expenses is relatively fixed in nature due to our significant sales, research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate for a revenue shortfall, this may magnify the adverse impact of such revenue shortfall on our results of operations. Fluctuations in our operating results may cause volatility in the price of our common stock and the debentures.

If we do not introduce successful new products and services in a timely manner, our products and services will become obsolete, and our operating results will suffer.

      We generally sell our products in industries that are characterized by rapid technological changes, frequent new product and service introductions and changing industry standards. Without the timely introduction of new products, services and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product and service offerings will depend on several factors, including our ability to:

•	properly identify customer needs;

•	innovate and develop new technologies, services and applications;

•	successfully commercialize new technologies in a timely manner;

•	manufacture and deliver our products in sufficient volumes on time;

•	differentiate our offerings from our competitors’ offerings;

•	price our products competitively; and

•	anticipate our competitors’ development of new products, services or technological innovations.

Economic, political and other risks associated with international sales and operations could adversely affect our results of operations.

      Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities and suppliers are located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:

•	interruption to transportation flows for delivery of parts to us and finished goods to our customers;

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions;

•	trade protection measures and import or export licensing requirements;

•	negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.

      The current U.S. and international response to terrorism could exacerbate these risks. For example, there may be an increased risk of political unrest in regions such as Southeast Asia, where we have significant manufacturing operations. This could disrupt our ability to manufacture products or import parts as well as cause interruptions and/or delays in our ability to transport products to our customers or parts to other locations to continue the manufacturing and assembly processes. Any such delay or interruption could have an adverse effect on our results of operations.

Our business will suffer if we are not able to retain and hire key personnel.

      Our future success depends partly on the continued service of our key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. If we fail to retain and hire a sufficient number of these personnel, we will not be able to maintain or expand our business. From the third quarter of 2001 through the third quarter of 2002, we instituted pay reductions for all employees globally, varying between 5% and 10%, wherever legally permissible. The reductions in pay were applied to senior managers for a longer period of time and to a greater extent than to other employees. Our decision to continue temporary pay cuts in 2002 and to eliminate pay increases for 2002 where legally permissible, along with the scaled-down pay increase program for 2003, may harm our long-term ability to retain and hire key personnel. Although the labor market has changed dramatically within the past two years, and our attrition rate has remained low, there is still intense competition for certain highly technical specialties in geographic areas where we continue to recruit.

Our acquisitions, strategic alliances, joint ventures and divestitures may result in financial results that are different than expected.

      In the normal course of business, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of such transactions, our financial results may differ from the investment community’s expectations in a given quarter. In addition, acquisitions and strategic alliances may require us to integrate a different company culture, management team and business infrastructure. We may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

•	the retention of key employees;

•	the management of facilities and employees in different geographic areas;

•	the retention of key customers; and

•	the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

      A successful divestiture depends on various factors, including our ability to:

•	effectively transfer liabilities, contracts, facilities and employees to the purchaser;

•	identify and separate the intellectual property to be divested from the intellectual property that we wish to keep; and

•	reduce fixed costs previously associated with the divested assets or business.

      Any additional impairment of the value of purchased assets and goodwill could have a significant negative impact on our future operating results.

      In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other Agilent products. All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

If sales of custom integrated circuits to Hewlett-Packard decline, our semiconductor products revenue will suffer, and we are limited in our ability to sell these integrated circuits to other companies.

      Historically, our semiconductor products business has sold custom products to Hewlett-Packard and has engaged in product development efforts with divisions of Hewlett-Packard. For the three months ended January 31, 2003, shipments from our semiconductor products group to Hewlett-Packard accounted for approximately 5 percent of our total shipments and approximately 20 percent of our semiconductor products business’ shipments.

      We have a license agreement with Hewlett-Packard that covers integrated circuit technology used in custom integrated circuits for Hewlett-Packard’s printers, scanners and computers. The license agreement provides that, until November 2002 in some cases and until November 2009 in other cases, we are prohibited, with some exceptions, from using this integrated circuit technology for the development and sale of integrated circuits for use in inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products to third parties other than Hewlett-Packard.

      Although we have entered into a supply agreement for the sale to Hewlett-Packard of custom integrated circuits used in printers, scanners and computers, the agreement does not require Hewlett-Packard to purchase a minimum amount of product from us. As Hewlett-Packard reduces its purchases of our custom integrated circuits, we are unable to address this reduction through sales of these kinds of integrated circuits for these types of products to other customers.

Environmental contamination from past operations could subject us to unreimbursed costs and could harm on-site operations and the future use and value of the properties involved and environmental contamination caused by ongoing operations could subject us to substantial liabilities in the future.

      Some of our properties are undergoing remediation by Hewlett-Packard for subsurface contaminations that were known at the time of our separation from Hewlett-Packard. Hewlett-Packard has agreed to retain the liability for this subsurface contamination, perform the required remediation and indemnify us with respect to claims arising out of that contamination. The determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation. In addition, Hewlett-Packard will have access to our properties to perform remediation. While Hewlett-Packard has agreed to minimize interference with on-site operations at those properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. We cannot be sure that Hewlett-Packard will continue to fulfill its indemnification or remediation obligations.

      We have agreed to indemnify Hewlett-Packard for any liability associated with contamination from past operations at all other properties transferred from Hewlett-Packard to us other than those properties currently undergoing remediation by Hewlett-Packard. While we are not aware of any material liabilities associated with any potential subsurface contamination at any of those properties, subsurface contamination may exist, and we may be exposed to material liability as a result of the existence of that contamination.

      Our semiconductor and other manufacturing processes involve the use of substances regulated under various international, federal, state and local laws governing the environment. We may be subject to liabilities for environmental contamination, and these liabilities may be substantial. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the U.S., even if the sites outside the U.S. are not subject to regulations imposed by foreign governments, we may not be aware of all conditions that could subject us to liability.

Our customers and we are subject to various governmental regulations, compliance with which may cause us to incur significant expenses, and if we fail to maintain satisfactory compliance with certain regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

      Our businesses are subject to various significant international, federal, state and local regulations, including but not limited to health and safety, packaging, product content, labor and import/ export regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

      Our products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies such as the U.S. Federal Communications Commission. We also must comply with work safety rules. If we fail to adequately address any of these regulations, our businesses could be harmed.

      Some of our chemical analysis products are used in conjunction with chemicals whose manufacture, processing, distribution and notification requirements are regulated by the U.S. Environmental Protection Agency under the Toxic Substances Control Act, and by regulatory bodies in other countries with laws similar to the Toxic Substances Control Act. We must conform the manufacture, processing, distribution of and notification about these chemicals to these laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, then we could be made to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

We are subject to laws and regulations governing government contracts, and our failure to address these laws and regulations or comply with government contracts could harm our business by leading to a reduction in revenue associated with these customers.

      We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. Our sales to U.S. government agencies and contractors are approximately 5 percent of our total sales. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. A failure to comply with these regulations might result in suspension of these contracts, or administrative penalties.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products.

      While we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology, products or services. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly license agreements. However, we may not be able to obtain license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

      We often rely on licenses of intellectual property useful for our businesses. We cannot ensure that these licenses will be available in the future on favorable terms or at all. In addition, our position with respect to the negotiation of licenses has changed as a result of our separation from Hewlett-Packard. In the past, as a part of Hewlett-Packard, we benefited from our access to Hewlett-Packard’s entire intellectual property portfolio when asserting counterclaims and negotiating cross-licenses with third parties. Our current patent cross-license agreement with Hewlett-Packard gives us only a limited right to sublicense a portion of Hewlett-Packard’s intellectual property portfolio. Accordingly, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we could have sublicensed Hewlett-Packard’s entire intellectual property portfolio. Nothing restricts Hewlett-Packard from competing with us other than some restrictions on the use of patents licensed to Hewlett-Packard by us.

Third parties may infringe our intellectual property, and we may expend significant resources enforcing our rights or suffer competitive injury.

      Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

      Our pending patent and trademark registration applications may not be allowed, or competitors may challenge the validity or scope of our patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

      We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share. Furthermore, some intellectual property rights are licensed to other companies, allowing them to compete with us using that intellectual property.

If we suffer loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

      Our factories, facilities and distribution system are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. In particular, several of our facilities could be subject to a catastrophic loss caused by earthquake due to their locations. Our production facilities, headquarters and Agilent Technologies Laboratories in California, and our production facilities in Washington and Japan, are all located in areas with above average seismic activity. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Although we carry insurance for property damage and business interruption, we do not carry insurance or financial reserves for interruptions or potential losses arising from earthquakes or terrorism.

If we are required to account for options under our employee stock plans as a compensation expense, our net income and earnings per share would be significantly reduced.

      There has been an increasing public debate about the proper accounting treatment for employee stock options. Currently we record compensation expense only in connection with option grants that have an exercise price below fair market value. For option grants that have an exercise price at or in excess of fair market value we calculate compensation expense and disclose the impact on net (loss) earnings and net (loss) earnings per share in a footnote to the consolidated financial statements. It is possible that future laws and regulations will require us to record the fair market value of all stock options as compensation expense in our consolidated statement of operations.

If our operating results do not improve in the long-term we may be required to establish a valuation allowance against our net deferred tax assets.

      We evaluate whether our deferred tax assets can be realized and assess the need for a valuation allowance on an ongoing basis. Realization of our net deferred tax assets is dependent on our ability to generate future taxable income. A valuation allowance would be recorded if it were more likely than not that some or all of our deferred tax assets would not be realized before they expire. If we establish a valuation allowance we might record a tax expense in our statement of operations, which would have an adverse impact on our net income.

THE OFFER

1.	Eligibility

      You are an “eligible employee” if you are an employee hired on or before May 20, 2003, the date of this offer to exchange, of Agilent or one of our subsidiaries and you remain continuously employed through the date on which the options elected to be exchanged are cancelled. In addition, retirees, members of our Board of Directors and our executive officers are not eligible to participate in the offer to exchange. Our directors and executive officers are identified on Schedule A to this offer to exchange.

      In order to receive a new option, you must remain continuously employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and will typically be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer to exchange, the new option grant date will be December 22, 2003, except in France. The new option grant date may be different in France because of the French sub-plan requirements. We anticipate that the new option grant date in France will be approximately January 7, 2004. If, for any reason, you do not remain an employee of Agilent, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you leave due to voluntary termination with or without cause, involuntary termination with or without cause, divestiture, Workforce Management, death, total and permanent disability or retirement due to age before the new option grant date, you will not receive compensation for the options that you elected to exchange and that we cancelled. Unless provided by the applicable laws of a non-U.S. jurisdiction or your employment contract (if any), your employment with us or one of our subsidiaries will remain “at-will.”

2.	Number of Options; Expiration Date

      Subject to the terms and conditions of the offer to exchange, we will accept outstanding, unexercised options with exercise prices greater than $25.00 per share that were granted under the 1999 Stock Plan and that are held by eligible employees and exchange them for new options, if these options are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. Options to purchase our common stock issued in exchange for options to purchase common stock of Hewlett-Packard Company are not eligible for exchange in the offer to exchange. In addition, any portion of an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Agilent may not be exchanged in this offer to exchange (even if legal title to that portion of the option is held by an eligible employee).

      Each option grant that you elect to exchange must be for the entire portion of the option grant that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of options. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

      For example and except as otherwise described below, if you hold (1) an option to purchase 2,000 shares at $25.67 per share, 1,000 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $39.41 per share, and (3) an option to purchase 100 shares at an exercise price of $80.28 per share, you may elect to exchange:

•	your first option covering 1,000 remaining unexercised shares,

•	your second option covering 1,000 shares,

•	your third option covering 100 shares,

•	two of your three options,

•	all three of your options, or

•	none of your options.

These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 500 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

      As discussed above, this rule will not apply to the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Agilent. Any such portion of an option may not be exchanged in this offer to exchange (even if title to that portion of the option is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer to exchange if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible employee and you hold an option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares, or you may elect not to tender that option at all. This is your only choice with respect to this option.

      If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since November 20, 2002. For example, if you received an option grant in January 2001 and a grant in December 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your December 2002 option grant.

      Subject to the terms of this offer to exchange, upon our acceptance of your properly tendered options, your options will be cancelled, and if you remain an eligible employee, you will be entitled to receive new options to purchase a number of shares of our common stock as follows:

•	Exchanged options with an exercise price per share greater than or equal to $25.01 and less than or equal to $39.99 will be replaced with new options at an exchange ratio of one (1) new option for every one and one-half (1.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $40.00 and less than or equal to $69.99 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $70.00 and less than or equal to $89.99 will be replaced with new options at an exchange ratio of one (1) new option for every two and one-half (2.5) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $90.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share equal to or less than $25.00 are not be eligible for exchange in this offer to exchange, except that any options granted since November 20, 2002 are required to be exchanged as a condition to participation in this offer to exchange. Options granted since November 20, 2002 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

      The following chart illustrates these ratios:

Old Option(s) Exercise Price

Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Old : New

$25.01	$39.99	1.5 : 1.0
$40.00	$69.99	2.0 : 1.0
$70.00	$89.99	2.5 : 1.0
$90.00	And Above	4.0 : 1.0
All options granted since November 20, 2002		1.0 : 1.0

      Fractional shares will be rounded down to the nearest whole share on a grant-by-grant basis. The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of the 1999 Stock Plan and to a new option agreement between you and us. We will grant new options under our 1999 Stock Plan and all applicable sub-plans. The forms of option agreement under this plan are attached as exhibits to the Schedule TO with which this offer to exchange has been filed.

      The expiration date for the offer to exchange will be 5:00 p.m. Pacific Time on June 18, 2003, unless we extend the offer to exchange. We may, in our discretion, extend the period of time during which the offer to exchange will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer to exchange expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer to exchange.

3.	Purpose of the Offer to Exchange

      We issued the outstanding options under our 1999 Stock Plan:

•	to encourage our employees to act as owners, which helps to align their interests with those of stockholders, and

•	as incentives to motivate and retain employees.

      The offer to exchange provides an opportunity for us to give our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being “underwater.” By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

      In addition, the exchange ratios used in this offer to exchange, as set forth in this offer to exchange, will decrease the total number of options outstanding and will benefit stockholders by decreasing stockholder dilution. In order for us to gain stockholder approval for this offer to exchange, we had to derive exchange ratios designed to create a value-neutral exchange.

      We chose to make this offer to exchange instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting an equal number of additional options would have a severe negative impact on stockholder dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be saved for ongoing grants and new hires.

      Except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation effecting a change in control of us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our material subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, although we do regularly engage in searches and reviews to find qualified candidates to join our board of directors;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our charter or bylaws, or any actions, which may impede the acquisition of control of us by any person.

      Neither we, nor our board of directors, make any recommendation as to whether you should accept this offer to exchange and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

4.	Procedures for Electing to Exchange Options

      If you wish to exchange your options, you must complete and sign the election agreement by following the instructions at the Mellon Investor Services (“Mellon”) website (website address: http://www.corporate-action.net/agilent) or the instructions in your paper election packet, if one is sent to you.

      We have different election processes: the one you must follow depends on which country you are employed in. You will generally need to access the Mellon website. In order to access the website, you will need a PIN. If you currently have eligible options and an Agilent e-mail address, Mellon will e-mail you your PIN.

      Regardless of which country you are employed in, if you are an eligible employee who does not have an Agilent e-mail address or you are on inactive status (such as a leave of absence), you will receive a paper election packet with instructions to follow. You must fill out your election form and fax or mail it to Mellon in time for it to arrive by the expiration date.

      If you are employed in Australia, Canada, China, Denmark, Finland, Hong Kong, India, Ireland, Israel, Korea, Malaysia, Mexico, New Zealand, Norway, Puerto Rico, Singapore, Sweden, Taiwan, Thailand, United Kingdom or United States, to elect to exchange options you must:

•	use your PIN to access the Mellon website;

•	read the election terms and conditions on the election screen;

•	make your elections online by 5:00 p.m. Pacific Time on June 18, 2003;

•	print a copy of your election form agreement for your records; and

•	not send a fax to Mellon or to Agilent, it is not necessary.

      If you are an employee in one of the above countries, we generally prefer that you elect to exchange your eligible options via the website, but you may also submit your election agreement by faxing it to Mellon at the number below or sending it in the mail.

      If you are employed in: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela and your receive a PIN via e-mail, you need to complete a 2-step process. You must BOTH: 1) elect online AND 2) return a signed copy of your election agreement to Mellon to validly exchange your options. You must:

•	use your PIN to access the Mellon website;

•	read the election terms and conditions on the election screen;

•	make your elections online by 5:00 p.m. Pacific Time on June 18, 2003;

•	print a copy of your election agreement; AND

•	sign your election agreement and fax it to Mellon at the number below; and

•	keep a signed copy of your election agreement and the fax confirmation for your records.

      In order for your election to be valid, Mellon must receive your signed form by 5:00 p.m. Pacific Time on June 18, 2003. If you do not have access to a fax machine, you may use the mailing address below. However, please allow ample time for any mailed documents to arrive. Please see the information on the Mellon website screen for instructions on how to ensure we have received your election agreement signature.

By Facsimile:	By Mail:	By Overnight Courier:
(201) 329-8456	Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3308 South Hackensack, NJ 07606 USA	Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660 USA

      If you elect to exchange any options through this offer to exchange, you must also elect to exchange all options that we granted to you since November 20, 2002. These options will automatically be exchanged if you elect to exchange other options, and will be designated on your election agreement as such.

      If you submit an election agreement, and then decide that you would like to elect to exchange additional options or withdraw options, you must submit a new election agreement to Mellon by the expiration date using the appropriate procedure described above. To change your election or to withdraw some or all of your options that you previously elected to exchange, if you have access to the Mellon website, you may log on to add, withdraw or change the options that you wish to exchange. You must submit a new election agreement to Mellon before the expiration date by following the instructions applicable to your country of employment, as described on the website or in your paper election packet. If you log back into the website, click any box to change your election and submit your new election, your previous election will be voided. You must then follow all of the instructions to complete your new election. This is true even if the end result is the same choice as your previous election. If you make a new election choice on the website and do not properly complete the election agreement process, your previous election choice and your new election choice will both be voided and you will be deemed to have chosen not to participate.

      If you are employed in one of the following countries and are withdrawing online you must also return a signed copy of your new election agreement to Mellon via facsimile or mail at the fax number or address listed above: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela.

      If you have received a paper election packet, or if you do not have access to the Mellon website when you wish to withdraw your election, you may withdraw by completing a new election agreement and returning it by facsimile or mail at the fax number or address listed above.

      If you make a new election to withdraw your options via mail, please allow ample time for your new election agreement to arrive at Mellon before the expiration of the offer to exchange. You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m. Pacific Time on June 18, 2003. If we extend the offer to exchange beyond that time, you may withdraw your options at any time until the extended expiration of the offer to exchange.

      The delivery of all documents, including election agreements, is at your risk. It is your responsibility to ensure that your election agreement has been received by us within the designated election period. You should be sure to keep any confirmations or receipts that you obtain when you send in your election agreement, such as a fax confirmation sheet. If the election procedure that you must follow requires you to submit a paper copy of your election form (via fax or mail) to Mellon, you should note the following: Your election is not valid unless the signed signature page from your election agreement is received by 5:00 p.m. Pacific Time on June 18, 2003. Mellon will receive signature pages sent by facsimile or by mail. Mellon will collect and verify the signature pages received each day. When a signature page has been received that matches your most recent online election choice, Mellon will check a box that appears on the election agreement website screen. If you do not have access to the website, you should save a copy of your election agreement and, if applicable, fax confirmation and call Mellon at the number below after a reasonable period of time has passed to confirm that your signature page was received. If you do have access to the website and if the website box indicating signature receipt has not been checked 48 hours after you sent in your signature page, or after a reasonable period of time if you sent your signature page by mail, please call a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 6:00 a.m. to 9:00 p.m. Pacific Time telephone number (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller).

      However, our receipt of your election agreement is not by itself an acceptance of the options for exchange. For purposes of the offer to exchange, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice by e-mail or other method of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be June 20, 2003, which allows us two (2) business days to process the election choices and paperwork received from employees both domestically and internationally.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election agreement or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer to exchange or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement

      Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer to exchange. Our acceptance of your options elected to be exchanged by you through the offer to exchange will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer to exchange.

      In order to implement, administer and manage this offer to exchange, we must collect, receive, possess, use, retain and transfer certain personal information regarding you and your option grants in electronic or other form, and may have to pass that information on to third parties who are assisting with the offer to exchange. This information may include, but is not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Agilent and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). By submitting an election agreement, you agree to such collection, receipt, possession, use, retention and transfer of your personal data by and among us, our subsidiaries and the third parties assisting us with the offer to exchange, but only for the purpose of implementing, administering and managing your participation in this offer to exchange. By submitting an election agreement, you also acknowledge and agree that:

•	Data may be transferred to any third parties assisting in the implementation, administration and management of the offer to exchange, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country;

•	You may request a list with the names and addresses of any potential recipients of the Data by contacting your local legal department representative;

•	Recipients are authorized to collect, receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer to exchange, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the new option (if granted);

•	Data will be held only as long as is necessary to implement, administer and manage your participation in the offer to exchange; and

•	At any time you may view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost.

You can withdraw your consent to the collection, receipt, possession, use, retention and transfer of your data by contacting us. You should note, however, that if you refuse or withdraw your consent, it may affect your ability to participate in the offer to exchange. Please contact us, or your local legal department, if you have any questions.

5. Withdrawal Rights and Change of Election

      You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m. Pacific Time on June 18, 2003. If we extend the offer to exchange beyond that time, you may withdraw your options at any time until the extended expiration of the offer to exchange.

      In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer to exchange, if we have not accepted your options by 5:00 p.m. Pacific Time on July 17, 2003, you may withdraw your election to participate at any time thereafter.

      To validly withdraw some or all of the options that you previously elected to exchange, you must follow the procedures listed in Section 4 above and as explained in this Section 5, while you still have the right to withdraw the options.

      To withdraw some or all of your options that you previously elected to exchange, if you have access to the Mellon website, you may log on to add, withdraw or change the options that you wish to exchange. You must submit a new election agreement to Mellon before the expiration date by following the instructions applicable to your country of employment, as described on the website or in your paper election packet. If you log back into the website, click any box to change your election and submit your new election, your previous election will be voided. You must then follow all of the instructions to complete your new election. This is true even if the end result is the same choice as your previous election. If you make a new election choice on the website and do not properly complete the election agreement process, your previous election choice and your new election choice will both be voided and you will be deemed to have chosen not to participate.

      If you are employed in one of the following countries and are withdrawing online you must also return a signed copy of your new election agreement to Mellon via facsimile or mail at the fax number or address in Section 4 above: Argentina, Austria, Belgium, Brazil, France, Germany, Italy, Japan, The Netherlands, Philippines, Russia, Spain, Switzerland or Venezuela.

      If you have received a paper election packet, or if you do not have access to the Mellon website when you wish to withdraw your election, you may withdraw by completing a new election agreement and returning it by facsimile or mail at the fax number or address listed in Section 4 above.

      If you make a new election to withdraw your options via mail, please allow ample time for your new election agreement to arrive at Mellon before the expiration of the offer to exchange. You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m. Pacific Time on June 18, 2003. If we extend the offer to exchange beyond that time, you may withdraw your options at any time until the extended expiration of the offer to exchange.

      You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer to exchange, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election agreement to Mellon before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election agreement must be properly submitted, with a signature if required for your country of employment, and dated after your original election agreement and after your withdrawal. It must be properly completed and it must list all of the options you wish to tender for exchange.

      If you do not wish to withdraw any options from the offer to exchange, but would like to elect to tender additional options for exchange, you must submit a new election agreement to Mellon before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election agreement must be properly submitted, with a signature if required for your country of employment, and dated after your original election agreement. It must be properly completed and it must list all of the options you wish to tender for exchange. If you log back into the website, click any box to change your election and submit your new election, your previous election will be voided. You must then follow all of the instructions to complete your new election. This is true even if the end result is the same choice as your previous election. If you make a new election choice on the website and do not properly complete the election agreement process, your previous election choice and your new election choice will both be voided and you will be deemed to have chosen not to participate.

      Neither we nor any other person is obligated to give you notice of any defects or irregularities in your withdrawal or any new election agreement, nor will anyone incur any liability for failure to give such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal and new election agreements. Our determination of these matters will be final and binding.

      The delivery of all documents, including any withdrawal on the website or in hard copy, any new election agreements and any other required documents, is at your risk. It is your responsibility to ensure that we have received your withdrawal or any other documents you have submitted. You should be sure to keep any confirmations or receipts that you obtain when you submit your withdrawal or your new election agreement, such as a printout of the website page or a fax confirmation sheet. If the election procedure that you must follow requires you to submit a paper copy of your election form (via fax or mail) to Mellon, you should note the following: Your election is not valid unless the signed signature page from your election agreement is received by 5:00 p.m. Pacific Time on June 18, 2003. Mellon will receive signature pages sent by facsimile or by mail. Mellon will collect and verify the signature pages received each day. When a signature page has been received that matches your most recent online election choice, Mellon will check a box that appears on the election agreement website screen. If you do not have access to the website, you should save a copy of your election agreement and, if applicable, fax confirmation and call Mellon at the number below after a reasonable period of time has passed to confirm that your signature page was received. If you do have access to the website and if the website box indicating signature receipt has not been checked 48 hours after you sent in your signature page, or after a reasonable period of time if you sent your signature page by mail, please call a Customer Service Representative at Mellon Investor Services, Monday through Friday between the hours of 6:00 a.m. to 9:00 p.m. Pacific Time telephone number (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller).

6. Acceptance of Options for Exchange and Issuance of New Options

      Upon the terms and conditions of the offer to exchange and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer to exchange, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 20, 2003, which allows us two (2) business days to process the election choices and paperwork received from employees both domestically and internationally. For purposes of the offer to exchange, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer to exchange, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

      You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. This grant date will vary in France. All new options will be non-qualified stock options for U.S. tax purposes. We will grant new options under our 1999 Stock Plan and any applicable sub-plan.

      Therefore, subject to the terms and conditions of this offer to exchange, if your options are properly elected to be exchanged by June 18, 2003, the scheduled expiration date of the offer to exchange, and are accepted for exchange by us and cancelled on June 20, 2003, you will be granted new options on December 22, 2003. As noted, the new option grant date may vary where otherwise required by our plan or applicable sub-plan, or impractical under local law. If we accept and cancel options properly tendered for exchange after June 20, 2003, the date on which the new options will be granted will be similarly delayed. Promptly after the expiration date of the offer to exchange, we will issue to you a promise to grant stock options. The promise to grant stock options will evidence our binding commitment to grant a stock option to you on a date no earlier than December 22, 2003 covering the number of shares you would be entitled to under this offer to exchange, provided that you remain an employee of us or one of our subsidiaries through the date on which the grant is to be made.

      Subject to the terms of this offer to exchange, upon our acceptance of your properly tendered options, you will be entitled to receive new options to purchase that number of shares of our common stock for every share of our common stock covered by an option submitted by you for exchange as determined in accordance with the exchange ratios described in Section 2 above. Fractional shares shall be rounded down to the nearest whole share on a grant-by-grant basis. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

      If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer to exchange.

      Agilent does not intend to grant additional options to any eligible employees until after the new grant date, regardless of whether such employees participate in this offer to exchange.

      Options that you choose not to elect to exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     7.     Conditions of the Offer to Exchange

      Notwithstanding any other provision of the offer to exchange, we will not be required to accept any options tendered for exchange, and we may terminate the offer to exchange, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer to exchange begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer to exchange or otherwise relating in any manner, to the offer to exchange;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer to exchange, any of which might restrain, prohibit or delay completion of the offer to exchange or impair the contemplated benefits of the offer to exchange to us;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the offer to exchange;

•	the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer to exchange; or

•	if any of the situations described above existed at the time of commencement of the offer to exchange and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer to exchange;

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer to exchange;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer to exchange or with such acceptance for exchange of eligible options;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer to exchange;

•	a tender or exchange offer, other than this offer to exchange by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•	any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to exchange to us (see Section 3 above for a description of the contemplated benefits of the offer to exchange to us).

      If any of the above events occur, we may:

•	terminate the offer to exchange and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer to exchange and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer to exchange expires;

•	amend the terms of the offer to exchange; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer to exchange is open, complete the offer to exchange.

      The conditions to the offer to exchange are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer to exchange. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8.     Price Range of Shares Underlying the Options

      The shares underlying your options currently are traded on the New York Stock Exchange under the symbol “A”. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year 2003

First Quarter (ended January 31, 2003)	$19.96	$13.40

Second Quarter (ended April 30, 2003)	16.82	11.30

Fiscal Year 2002

First Quarter (ended January 31, 2002)	33.30	22.06

Second Quarter (ended April 30, 2002)	38.00	24.83

Third Quarter (ended July 31, 2002)	31.25	16.00

Fourth Quarter (ended October 31, 2002)	18.88	10.50

Fiscal Year 2001

First Quarter (ended January 31, 2001)	68.00	38.06

Second Quarter (ended April 30, 2001)	55.00	25.00

Third Quarter (ended July 31, 2001)	41.18	26.20

Fourth Quarter (ended October 31, 2001)	32.70	18.00

      As of May 1, 2003, the closing price of our common stock, as reported in The Wall Street Journal for that date, was $16.19 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer to exchange.

     9.     Source and Amount of Consideration; Terms of New Options

          Consideration

      We will issue new options to purchase shares of our common stock under our 1999 Stock Plan in exchange for the eligible outstanding options properly elected to be exchanged by you and accepted by us that will be cancelled. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer to exchange, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase shares of our common stock according to the ratios in the following table:

Old Option(s) Exercise Price

Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Old : New

$25.01	$39.99	1.5 : 1.0
$40.00	$69.99	2.0 : 1.0
$70.00	$89.99	2.5 : 1.0
$90.00	And Above	4.0 : 1.0
All options granted since November 20, 2002		1.0 : 1.0

      Fractional shares shall be rounded down to the nearest whole share on a grant-by-grant basis. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer to exchange, new options to purchase a total of approximately 26,248,800 shares of our common stock, or approximately 5.6% of the total shares of our common stock outstanding as of April 30, 2003, will be issued.

          Terms of New Options

      The new options will be granted under our 1999 Stock Plan. For every new option granted, a new option agreement will be entered into between us and each option holder who has elected to participate in the offer to exchange. The terms and conditions of the new options and new option agreements may vary from the terms and conditions of the options that you tendered for exchange. You should note that, with exception of employees in France, the vesting schedule of your new option will differ from the vesting schedule of your old option, and that vesting of your new option will begin on the new option grant date, other than new options granted on a one-to-one basis in exchange for exchanged options granted since November 20, 2002 which will have the same vesting schedule as the exchanged option. In France, all new options, even those granted at a one-to-one ratio, will vest 100% upon the four-year anniversary of the new grant date, as required by the French sub-plan.

      All new options will be non-qualified stock options for U.S. tax purposes. If you hold eligible SARs that were granted to you in China, you will receive stock options if you choose to participate in the program. If you are an employee of one of our subsidiaries in Russia or Thailand and hold eligible SARs, you will receive SARs if you choose to participate in the program.

      In addition, you should note that because we will not grant new options until at least the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

      If you are a resident of a non-U.S. country, please see the applicable country-specific Schedule for additional terms, which may apply to you. The following descriptions summarize the material terms of our 1999 Stock Plan. Our statements in this offer to exchange concerning our 1999 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 Stock Plan, any sub-plan thereunder and the forms of option agreement under the plan. A copy of our 1999 Stock Plan is attached as an exhibit to this Schedule TO filing made with the SEC, which can also be accessed through the Mellon website. Please contact us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Shareholder Records (telephone: (650) 752-5522), to receive a copy of our 1999 Stock Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

          1999 Stock Plan

      As of May 20, 2003, the maximum number of shares available for issuance through the exercise of options granted under our 1999 Stock Plan is 112,800,000 shares. The 1999 Stock Plan is administered by the Compensation Committee of the Board of Directors, which we refer to as the Administrator. Subject to the other provisions of the 1999 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

General Provisions of the Plan

Term of Options

      Agilent options generally have a term of 10 years. New options granted pursuant to this offer to exchange will have a term equal to the remaining term of the option that it replaces. In France, the new options will expire 10 years from the grant date of the new option (unless extended by death). In Switzerland, the new options will expire 10.5 years from the grant date of the new option. (See the country-specific Schedules for France and Switzerland.) All new options will expire earlier if your employment is terminated.

Termination of Employment Before the New Option Grant Date

      If, for any reason, you are not an employee of Agilent, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you cease to be an Agilent employee for any reason including, but not limited to, voluntary termination, involuntary termination, divestiture, Workforce Management, death, total and permanent disability, or retirement due to age before the date on which we grant the new options, you will not receive compensation for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date

      In the event that either you or we terminate your employment after receiving a new option grant for any reason other than total and permanent disability, retirement due to age, death, Workforce Management, or divestiture you may exercise the vested portion of your option within three (3) months after termination, or, if earlier, the expiration of the term of such option.

      If you cease to be an employee as a result of your total and permanent disability or retirement due to age, all unvested options will immediately vest. You may exercise your vested option within three (3) years of the date of such disability or retirement, or if earlier, the expiration of the term of such option.

      If you die while still an employee, all unvested options will immediately vest. Your designated beneficiary, the executor or administrator of your estate, or other person entitled to exercise the option under your will or under the laws of descent or distribution may exercise the vested option for one (1) year following your death, or if earlier, the expiration of the term of such option.

      If you cease to be an employee under the Workforce Management Program, all unvested options will immediately vest. You may exercise your vested options for three (3) months following your termination, or if earlier, the expiration of the term of such option.

      These rules are different under the French sub-plan. (See country specific Schedule for France).

Exercise Price

      Generally, the Administrator determines the exercise price at the time the option is granted. In all countries except France and Italy, the exercise price per share of the new options is defined as 100% of the fair market value of our common stock on the date of grant, as determined by the average of the high and low sales prices of our common stock on the date of the grant, as reported in the Wall Street Journal. As a result of local requirements for obtaining favorable tax treatment, the exercise price for optionees in France and Italy are different and described in the country-specific Schedules to this offer to exchange. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise

      Each stock option agreement specifies the term of the option and the date on which the option becomes vested and exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options, other than options granted at the 1-to-1 ratio in exchange for exchanged options granted since November 20, 2002, with the exception of France, will be as follows:

•	50% of the shares subject to the new options will vest on the first anniversary of the new option grant date, and

•	the remaining 50% of the shares subject to the new options will vest on the second anniversary of the new option grant date,

so that each new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

      For example, a new option to purchase 2,000 shares of our common stock granted on the scheduled new option grant date of December 22, 2003 will vest as follows:

•	none of the shares subject to the new option will be vested on December 22, 2003,

•	1,000 shares subject to the new option will vest on December 22, 2004, and

•	the remaining 1,000 shares subject to the new option will vest on December 22, 2005.

      However, all new options granted to employees in France, including options exchanged on a one-to-one ratio, will vest 100% upon the four (4) year anniversary of the grant. These options will also be subject to the additional restrictions described in the country-specific Schedule to this offer to exchange.

      Employees in Brazil, China, India and Italy will be able to exercise their new options only through a cashless exercise method. Please see the country-specific Schedules to this offer to exchange for details.

Adjustments Upon Certain Events

      Events Occurring before the New Option Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer to exchange. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

      The new options for the purchase of an acquiror’s stock will have an exercise price at least equal to the fair market value of the acquiror’s stock on the new option grant date. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

      Regardless of any such merger, consolidation or acquisition, the new option grant date will be no earlier than the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Agilent common stock prior to the effective date of the merger, consolidation or acquisition.

      You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Agilent would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Agilent common stock, while option holders who decide not to participate in this offer to exchange could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Agilent common stock before the effective date.

      If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, combination, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

      The 1999 Stock Plan provides that if we merge or are consolidated with another corporation, if our property or stock is acquired by another corporation, our board of directors may, in its discretion, provide that (i) each option will be assumed by the successor corporation or an equivalent option right may be substituted for the option, (ii) the options will become fully vested and exercisable, or (iii) the options will be cancelled in exchange for a cash payment. This may be treated differently under an applicable sub-plan.

Transferability of Options

      New options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares

      All the shares issuable upon exercise of all new options to be granted pursuant to the offer to exchange are or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

U.S. Federal Income Tax Consequences

      You should refer to Section 14 of this offer to exchange and the country-specific Schedule for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of or are otherwise subject to the tax laws of the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences, which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences for Individuals Subject to Tax Outside the United States

      If you are a non-U.S. resident or are otherwise subject to the tax laws in a non-U.S. jurisdiction, you should refer to the applicable country-specific Schedule(s) to this offer to exchange for a discussion of the income tax and social insurance consequences of electing to exchange options and the grant, vesting and exercise of the new options and the sale of shares obtained pursuant to the new options. These Schedules also discuss any unique issues regarding grant, vesting and exercise. If you are subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences, which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10. Information Concerning Agilent

      Our principal executive offices are located at 395 Page Mill Road, Palo Alto, California 94306, and our telephone number is (650) 752-5000. Questions regarding this option exchange should be directed to a Customer Service Representative at Mellon Investor Services at (888) 778-1312 from within the U.S. and (201) 329-8467 from outside the U.S. (there will be no charge to the caller).

      Agilent was incorporated under the laws of the state of Delaware on May 4, 1999. We are a global diversified technology organization that provides enabling solutions to technology markets within the communications, electronics, life sciences and chemical analysis industries.

      In 2003, management decided to separately report the automated test operating segment that was previously reported as part of our test and measurement reportable segment. Management made this decision to provide more information to our investors. Our segments are as follows:

•	test and measurement, which provides standard and customized solutions that are used in the design, development, manufacture, installation, deployment and operation of electronic equipment and systems and communications networks and services. The test and measurement business includes two operating segments that have been aggregated based on the similarity of the nature of their products and services, their production processes, their class of customers, their distribution methods and their economic characteristics;

•	automated test, which supplies production test systems and solutions to semiconductor and printed circuit board assembly manufacturers in the communications, computation, consumer, and other electronics industries;

•	semiconductor products, which is a leading supplier of semiconductor components, modules and assemblies for high performance communications systems. We design, develop and manufacture products for the networking and personal systems markets; and

•	life sciences and chemical analysis, which provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products.

      We sell our products primarily through our direct sales force, but we also utilize distributors, resellers, telesales and electronic commerce. Of our total net revenue of $6.0 billion in the fiscal year ended October 31, 2002, we generated 39 percent in the United States and 61 percent internationally. As of October 31, 2002, we employed approximately 36,000 people worldwide. We have major research and development and manufacturing sites in California, Colorado, Delaware and Washington in the U.S. and in China, Germany, Japan, Malaysia, Singapore and the United Kingdom.

      The financial information included in our annual report on Form 10-K for the fiscal year ended October 31, 2002, and in the unaudited financials included in our quarterly report on Form 10-Q for the quarter ended January 31, 2003, is incorporated herein by reference. Please see Section 17 of this offer to exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

      We had a book value per share of $9.23 at January 31, 2003.

      Ratio of earnings to fixed charges. In fiscal year 2001, 2002, and the three months ended January 31, 2003, our ratio of earnings to fixed charges was less than one-to-one due to our loss from operations in those periods. In order to cover fixed charges in those periods, our earnings from operations would have had to increase by $477 million, $1.55 billion and $252 million, respectively.

      For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is a reasonable approximation of the interest factor.

11.	Interests of Directors and Section 16 Executive Officers; Transactions and Arrangements Concerning the Options

      A list of our directors and Section 16 executive officers is attached to this offer to exchange as Schedule A. Our directors and Section 16 executive officers may not participate in the offer to exchange. As of April 30, 2003, our Section 16 executive officers and directors (16 persons) as a group beneficially owned options outstanding under our 1999 Stock Plan to purchase a total of 6,669,757 of our shares, which represented approximately 9.5% of the shares subject to all options outstanding under the 1999 Stock Plan as of that date.

      The following table sets forth the beneficial ownership by each of our Section 16 executive officers and directors of options outstanding under our 1999 Stock Plan as of April 30, 2003. The percentages in the table below are based on outstanding options under the 1999 Stock Plan to purchase an aggregate of 70,409,688 shares of our common stock as of April 30, 2003.

		Number of Shares
		Covered by	Percentage of
		Outstanding Options	Total Outstanding
		Granted Under the	Options Under the
Name	Position and Offices Held	1999 Stock Plan	1999 Stock Plan

Edward W. Barnholt	Chairman of the Board of Directors, President and Chief Executive Officer	2,742,647	3.9%

Dick M. Chang	Senior Vice President and General Manager, Semiconductor Products Group	330,100	0.5

Adrian T. Dillon	Executive Vice President and Chief Financial Officer	450,000	0.6

Jean M. Halloran	Senior Vice President, Human Resources	402,999	0.6

Didier Hirsch	Vice President and Controller	136,100	0.2

D. Craig Nordlund	Senior Vice President, General Counsel and Secretary	439,019	0.6

William P. Sullivan	Executive Vice President and Chief Operating Officer	939,396	1.3

Jack P. Trautman	Senior Vice President and General Manager, Automated Test Group	300,000	0.4

Chris van Ingen	Senior Vice President and General Manager, Life Sciences and Chemical Analysis Group	371,892	0.5

Thomas E. White	Senior Vice President and General Manager, Communications Solutions Group	557,604	0.8

James G. Cullen	Director	0	—

Robert J. Herbold	Director	0	—

Walter B. Hewlett	Director	0	—

Heidi Kunz	Director	0	—

David M. Lawrence, M.D.	Lead Independent Director	0	—

A. Barry Rand	Director	0	—

      Except as described below, neither we, nor, to the best of our knowledge, any of our directors or Section 16 executive officers, engaged in transactions involving options to purchase our common stock under our 1999 Stock Plan, or in transactions involving our common stock during the past 60 days before and including April 30, 2003:

•	No Section 16 executive officers exercised options under our 1999 Stock Plan within the past 60 days.

•	None of our non-employee directors have any stock options under our 1999 Stock Plan. Options are issued to these individuals under the 1999 Non-Employee Directors Plan.

•	We did not cancel any options to our Section 16 executive officers under our 1999 Stock Plan within the past 60 days.

•	On March 7, 2003, Walter B. Hewlett purchased 5,000 shares of our common stock on an open market transaction for the price per share of $12.85.

•	On March 10, 2003, Walter B. Hewlett purchased 5,000 shares of our common stock in an open market transaction for the price per share of $13.00; 5,000 shares for the price per share of $12.94 and 5,000 shares for the price per share of $12.91.

•	On March 11, 2003, Walter B. Hewlett purchased 11,000 shares of our common stock in an open market transaction for the price per share of $12.90; 5,000 shares for the price per share of $12.75 and 4,000 shares for the price per share at $12.66.

•	On March 12, 2003, Walter B. Hewlett purchased 5,000 shares of our common stock in an open market transaction for the price per share of $12.25; 5,000 shares for the price per share of $12.34 and 5,000 shares for the price per share of $12.50.

•	On March 7, 2003, Walter B. Hewlett gave a gift of 30,000 shares of our common stock.

•	On March 18, 2003, we granted options under our 1999 Stock Plan, to persons other than our Section 16 executive officers and directors, to purchase an aggregate of 27,500 shares of our common stock with an exercise price of $14.36.

•	Individuals, other than our Section 16 executive officers and directors, exercised options under our 1999 Stock Plan to acquire an aggregate of 11,391 shares of our common stock with exercise prices ranging from $7.75 to $14.76.

•	We cancelled options, held by persons other than our Section 16 executive officers and directors, under our 1999 Stock Plan to purchase an aggregate of 883,167 shares of our common stock.

12.	Status of Options Acquired by Us in the Offer to Exchange; Accounting Consequences of the Offer to Exchange

      Options that we acquire through the offer to exchange will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the 1999 Stock Plan. To the extent shares returning to the 1999 Stock Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer to exchange, the shares will be available for future awards to employees and other eligible 1999 Stock Plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer to exchange. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer to exchange.

13.	Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer to exchange, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required at this time for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to exchange to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

      If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered. The new option grant date is expected to be December 22, 2003, except in France, where we expect that this new grant date will be January 7, 2004.

14.	Material U. S. Federal Income Tax Consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer to exchange. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer to exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a tax resident of, or are subject to, the tax laws of the United States but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

      Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer to exchange.

      All new options will be granted as non-qualified stock options for U.S. tax purposes. Under current U.S. law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holders subject to tax in the U.S. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option will constitute wages for which withholding will be required.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      Upon disposition of the shares, any gain or loss is treated as capital gain or loss.

      You should be aware that there is a risk that any qualified stock options that you hold will be affected, even if you do not participate in the offer to exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer to exchange. We also believe that the offer to exchange will not change the U.S. federal income tax treatment of subsequent grants and exercises of your qualified stock options (called “incentive stock options” by the IRS) (and sales of shares acquired upon exercise of such options) if you do not participate. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We do not know, therefore, if the IRS will assert the position that our offer to exchange constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer to exchange.

15.	Extension of Offer to Exchange; Termination; Amendment

      We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer to exchange is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the offer to exchange is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other communication no later than 6:00 a.m. Pacific Time on the next business day after the previously scheduled expiration date.

      We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer to exchange and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer to exchange in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders or by decreasing or increasing the number of options being sought in the offer to exchange.

      The minimum period during which the offer to exchange will remain open following material changes in the terms of the offer to exchange or in the information concerning the offer to exchange, other than a change in the consideration being offered by us will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer to exchange or the consideration being offered by us for the eligible options in the offer to exchange, the offer to exchange will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer to exchange is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

      For purposes of the offer to exchange, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

16.	Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer to exchange.

17.	Additional Information

      This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our annual report on Form 10-K for our fiscal year ended October 31, 2002, filed with the SEC on December 20, 2002;

2. Our quarterly report on Form 10-Q for our fiscal quarter ended January 31, 2003, filed with the SEC on March 12, 2003;

3. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 18, 1999; and

4. Our current report on Form 8-K, filed with the SEC on May 19, 2003, attaching a press release and our unaudited earnings for the quarter ended April 30, 2003.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Shareholder Records, or telephoning Shareholder Records at (650) 752-5522.

      As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer to exchange.

18.	Financial Statements

      Attached as Schedule LL to this offer to exchange are our summary financial statements. Our full financial statements as included in our annual report on Form 10-K for our fiscal year ended October 31, 2002, filed with the SEC on December 20, 2002, and our quarterly report on Form 10-Q for our fiscal quarter ended January 31, 2003, filed with the SEC on March 12, 2003 are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.	Miscellaneous

      We are not aware of any jurisdiction where the making of the offer to exchange is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer to exchange is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer to exchange will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer to exchange. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer to exchange other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Agilent Technologies, Inc.

May 20, 2003

SCHEDULE A

INFORMATION CONCERNING THE SECTION 16 EXECUTIVE OFFICERS

AND DIRECTORS OF AGILENT TECHNOLOGIES, INC.

      The Section 16 executive officers and directors of Agilent Technologies, Inc. and their positions and offices as of April 30, 2003, are set forth in the following table:

Name	Position and Offices Held

Edward W. Barnholt	Chairman of the Board of Directors, President and Chief Executive Officer

Dick M. Chang	Senior Vice President and General Manager, Semiconductor Products Group

Adrian T. Dillon	Executive Vice President and Chief Financial Officer

Jean M. Halloran	Senior Vice President, Human Resources

Didier Hirsch	Vice President and Controller

D. Craig Nordlund	Senior Vice President, General Counsel and Secretary

William P. Sullivan	Executive Vice President and Chief Operating Officer

Jack P. Trautman	Senior Vice President and General Manager, Automated Test Group

Chris van Ingen	Senior Vice President and General Manager, Life Sciences and Chemical Analysis Group

Thomas E. White	Senior Vice President and General Manager, Communications Solutions Group

James G. Cullen	Director

Robert J. Herbold	Director

Walter B. Hewlett	Director

Heidi Kunz	Director

David M. Lawrence, M.D.	Lead Independent Director

A. Barry Rand	Director

      The address and telephone number of each Section 16 executive officer and director is: c/o Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, phone: (650) 752-5000.

      None of the directors or Section 16 executive officers identified on this Schedule A are eligible to participate in this option exchange program.

A-1

SCHEDULE B

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Argentina

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Argentina. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also may be subject to social insurance contributions to the extent you have not already exceeded the applicable compensation ceiling.

Sale of Shares

You will be subject to income tax at rates of 9% to 35% when you subsequently sell your shares if the shares are held for 12 months or less. If you hold the shares for more than 12 months, any gain will be taxed at a maximum of 15%. Please note that capital gains realized upon the sale of shares, which are traded on a stock exchange, are not subject to income tax. However, it is unclear whether this tax exemption applies only to shares traded on an Argentine stock exchange, or whether it is also applicable to shares traded on a foreign stock exchange, such as Agilent’s shares. Please consult your local tax advisor.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable compensation ceiling) when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. Your employer is not required to withhold or report on the subsequent sale of the shares.

Bank Tax

A tax of 0.6% is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank

B-1

accounts that are related to salary. This exemption may apply to any payment from or to your bank for the purchase or sale of shares. Please consult your local advisor.

Personal Assets Tax

If you exercise your option and acquire shares, the shares you hold will be considered a computable asset for personal assets tax purposes. You will be subject to a 0.5% personal assets tax if your computable assets are valued between ARP102,300 and ARP302,300 per year and you have been living in Argentina for five years. (Please note this rate increases to 0.75% if your computable assets are valued at more than ARP302,300.)

Stamp Tax

A stamp tax may be due on shares acquired if you work outside of Buenos Aires. If you work in Buenos Aires, you are exempt from the stamp tax.

Nature of Offer

This offer is being made by Agilent Technologies, Inc. on behalf of your employer.

Securities Information

This offer is private and is not subject to the supervision of any Argentine governmental authority.

Foreign Exchange Information

Please note that exchange controls in Argentina are currently in a state of flux. Therefore, you should consult with your legal advisor regarding any approval or reporting obligations that you may have with respect to the exercise of your options, the ownership of foreign shares and/or the receipt of cash payments from abroad.

B-2

SCHEDULE C

Agilent Technologies, Inc.
Stock Option Exchange Program: A Guide to Issues in Australia

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The voluntary relinquishment (i.e., the cancellation) of an eligible option in exchange for the right to receive a new option will give rise to taxation. The cancellation of an existing option will be considered a relinquishment of your existing option in exchange for the right to receive a new option (provided certain conditions are met). Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the existing option; and (2) the grant of the right to receive a new option. Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Existing Option: The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the cancelled option. Please see below for further details.

If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the cancelled option, you will be subject to tax on the market value (as defined under Australian tax law) of the cancelled option on the cancellation date at your marginal rate of tax. Because the option price of the cancelled option will likely exceed the current market value of the underlying shares (as defined under Australian tax law) at the time of the cancellation, the market value of the cancelled option will be determined in accordance with a statutory formula. In accordance with the statutory formula, you will not have any taxable income with respect to the cancellation of the existing option if the market value of the underlying shares at the time of cancellation is less than 50% of the option price.

If You Made an Election: If you made an election to be taxed in the income year of grant of the cancelled option, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the cancelled option at the time of the cancellation[1] and the market value of the cancelled option at the time of the grant. If, at the time of the cancellation of the existing option, you have held the existing option for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain.[2] If you have not held the existing option for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the cancelled option at the time of cancellation is less than the market value of the cancelled option at the time of grant, you will be entitled to claim a capital loss in this amount.[3]

Tax on Grant of New Right: When your existing option is cancelled, you will receive the right to a future grant of a new option (provided certain conditions are met) (the “New Right”). The acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the New Right. You will be liable to pay tax either in the income year you acquire the New Right, if you make an election to that effect, or, in the absence of the election, at a later date. The tax consequences under the two alternatives are detailed below.

If you Make an Election: If you make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income in the income year in which your option is cancelled. The amount included in your assessable income will be the market value of the New Right less the market value of the cancelled option at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in Agilent that you acquire during the income year.

If you Do Not Make an Election: If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

(i) when you dispose of the new option acquired pursuant to the New Right (other than by exercising them);

(ii) when your employment with Agilent (or its affiliates) ceases;

(iii) when the new option acquired pursuant to the New Right is exercised; and

(iv) when the new option acquired pursuant to the New Right expire (subject to a 10 year limit).

[1] Please note that the market value of the cancelled option is the price at which an arm’s length purchaser would be willing to acquire the cancelled option. While there is no requirement to apply the statutory formula to determine the market value of the cancelled option under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

[2] You must apply your prior or current year capital losses against the whole capital gain prior to making the 50% reduction.

[3] Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:
(i) where you dispose of the new option (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right[4] (reduced by the option price of the new option, if the new option has been exercised); or (ii) in any other case – the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the New Right[5] (reduced by the option price of the new option, if the new option has been exercised).

No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the new option granted pursuant to the New Right (e.g., you cease working for Agilent or its affiliates before you exercise the new option), you will be deemed to have never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of the existing option.

Grant of New Option

When your new option is granted to you, you will not be subject to tax.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you sell the shares (unless you sell the shares in an arm’s length transaction within 30 days of the Alternative Assessment Time and did not make the election to be taxed on the New Right in the income year of the receipt of the New Right). Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the cost base of the shares. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax.6 If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the cost base of shares, you will be entitled to claim a capital loss in this amount.7

Please note that the cost base of the shares will be:

(a)	where you made the election to be taxed on the New Right in the income year of the grant — the sum of the market value of the New Right in the income year of the grant and any amount paid to exercise the new option; or

(b)	where you did not make the election — the market value of the shares at exercise of the new option.

[4] Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible option as of the date it was cancelled.

[5] Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible option as of the date it was cancelled.

[6] You must apply your prior or current year capital losses against the whole capital gain prior to making the 50% reduction.

[7] Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the issuance or sale of shares. You will be responsible for reporting and paying any taxes arising due to the exchange, the grant of new option, the exercise of new option or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

Market Value

Please note that where the term “market value” is used above, it means the market value, as determined in accordance with Australian tax law.

Terms of New Option

Your new option will be granted under the Australian Addendum to the 1999 Stock Plan and, therefore, subject to the terms of the Australian Addendum in addition to the terms of the 1999 Stock Plan.

SCHEDULE D

Agilent Technologies, Inc.
Stock Option Exchange Program: A Guide to Issues in Austria

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Austria. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option. The option exchange will likely not be considered a grant of a new option, but rather an amendment of certain conditions of the existing option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax and social insurance contributions when you exercise the new option. You will be taxed on the difference between the fair market value of the underlying shares on the date of exercise and the option price.

If the new option is not treated as a new option for tax purposes, but rather an amended form of the cancelled option (which is likely), preferential tax treatment will only be available for existing options granted after December 31, 2000 (provided certain conditions to obtain preferential tax treatment are met).

Sale of Shares

If you acquire shares upon exercise of your new option and sell the shares within 12 months of purchase, you will be subject to tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. However, you will not owe any tax if your total gain from the sale of the shares (and the sale of other moveable property) within one year after their acquisition and the sale of real estate within 10 (in some cases 15) years after its acquisition does not exceed €440 in a calendar year.

If you hold your shares for more than 12 months, you will not be subject to tax when you subsequently sell the shares.

You must report the taxable amount to the relevant tax authorities by May 15 of the year following the taxable event, provided that your annual gross salary exceeds €8,720, and provided further that the annual income not subject to income tax withholding exceeds €730.

D-1

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions to the extent the option is taxable at exercise (i.e., no exemption is available). In addition, your employer is required to withhold and report income tax and social insurance distributions on any deferred amounts at the time they become taxable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is also your responsibility to report and pay any taxes as the result of the sale of the shares.

Exchange Control Information

If you do not hold shares received pursuant to exercise with a bank in Austria, you must submit a report to the Austrian National Bank by using the form “Standmeldung.” An exemption applies if the value of the securities does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year.

You will be subject to a separate reporting obligation if you elect to open a cash account with a broker outside of Austria. The opening of such an account must be reported to the Austrian National Bank. Additional reporting requirements apply if the transaction volume of all of your cash accounts abroad exceeds €75,000. If the transaction volume of such accounts exceeds €2.5 million, you will be required to make monthly reports of the movements and the balance of such accounts.

D-2

SCHEDULE E

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Belgium

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Belgium. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Cancellation

You may be subject to tax as a result of the cancellation of an outstanding option in exchange for the grant of a new option. In addition, if your outstanding option was considered a “qualifying” option for Belgian tax purposes at the time that it was offered to you, the cancellation could be viewed as a “transfer” in violation of the Belgian conditions for a “qualifying” option. In this case, you will be liable for the difference between the taxable amount that would have been due on the outstanding option if it were “non-qualifying” and the taxable amount of a “qualifying” option.

The tax consequences of the cancellation of an outstanding option in exchange for the grant of a new option is uncertain under Belgian tax law. Thus, it is strongly recommended that you consult your tax advisor regarding your specific situation.

Grant of New Option

In addition to the possibility of paying tax at the time of the exchange, you will likely be subject to tax when the new option is offered to you, assuming that you specifically accept the option within 60 days after the offer date.

Date of Offer

The date of the offer will be the date on which you receive written materials describing the terms and conditions of the new option. It is likely that the offer date will be considered to be the date that you receive written materials communicating that the new option grant has been made (i.e., at least six months and one day after the cancellation of your outstanding option). However, the Belgian tax authorities could, potentially, take the position that the offer date is the date that you elect to participate in the option exchange. In this case, the right to receive a new option would not be considered a “qualifying” option because the option price would not be known at the time of the offer (which is a required condition for “qualifying” options). (Please see Amount of Taxation discussion below for consequences of the new option not being considered a “qualifying” option.)

Acceptance of Offer Requirement

Under current tax law, you will have 60 days after the date of the offer to accept your new option and if you do not specifically accept your new option within 60 days of the offer, the option will be deemed rejected. If your new option is deemed rejected, you will not be entitled to retain any rights to your new option, and therefore, you will not be subject to tax as a result of the grant of the new option.

Amount of Taxation

The taxable amount depends upon whether your new option is considered “qualifying” or “non-qualifying.” Your new option will likely be considered “qualifying” provided that you sign an undertaking not to transfer or exercise your new option before the end of the third full calendar year following the year of the offer and provided that the date that you accept the exchange is not considered the date of the offer (as described above).

The taxable amount for a “qualifying” option is determined as follows: 7.5% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional 0.5% per year or portion of a year after five. In addition, the taxable amount is increased by the amount by which the option is “in the money” (i.e., difference between the option price and the fair market value of the shares) on the date of the offer. If you exercise your option before the lapse of the third full calendar year following the year in which the offer was made, you will be required to pay tax on the difference between the tax that would have been due if the option was “non-qualifying” (see below for calculation) and the tax that you paid at the time of the offer.

The taxable amount for a “non-qualifying” option is determined as follows: 15% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional 1% per year or portion of a year after five. In addition, the taxable amount is increased by the amount by which the option is “in the money” on the date of the offer.

You will not likely be entitled to decrease the taxable amount of the new option by the value of the cancelled option.

Exercise of New Option

You will not be subject to tax when you exercise the new option provided the exercise does not violate the conditions of the undertaking (as described above). If you violate these conditions, you will be subject to additional tax (as described above).

Sale of Shares

You will not be subject to tax when you subsequently sell the shares acquired pursuant to exercise of the option.

Withholding and Reporting

Your employer is generally not required to withhold income tax or social insurance contributions at the time of the exchange, new grant, exercise of the new option or sale of shares. However, your employer will report the taxable amount in the 281.10 salary form and recapitulative statement in the year of the offer of the new option, a copy of which will be given to you. It is your responsibility to report and pay any taxes resulting from the grant or exercise of your option or your participation in the exchange.

If you are a Belgian resident, you are required to report any security or bank account you hold outside of Belgium on your annual tax return.

Tax Ruling

There is a possibility that more favorable tax treatment may be available. Agilent is attempting to obtain a tax ruling to clarify the situation with the tax authorities.

SCHEDULE F

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Brazil

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Brazil. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be restricted to a cashless method of exercise as described in the Exchange Control Information section below. As a result, while the exercise itself will not be subject to tax, you will be subject to capital gains tax on the shares sold immediately following exercise. If you use the cashless sell-all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total option price (subject to the exempt amount described below). If you use the cashless sell-to-cover method of exercise, you will only be taxed on the gain on the shares sold to cover the option cost (i.e., the option price, any broker fees and any applicable taxes).

These gains will be subject to capital gains tax unless the gross proceeds (not just the gain) from shares sold in that month do not exceed the exempt amount which is R$20,000 for 2003 (in combination with other shares sold for the month).

You will not be subject to social insurance contributions upon exercise of your new option.

Sale of Shares

If you exercise using the cashless sell-to-cover method of exercise, you will hold some of the shares purchased at exercise. When you sell these shares, you will be subject to capital gains tax on the difference between the sale proceeds and the option price, unless the gross proceeds of all shares sold in that month do not exceed the exempt amount, which is R$20,000 for 2003. If the R$20,000 is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding R$20,000).

F-1

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your new option or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes.

Exchange Control Information

Due to exchange control restrictions in Brazil, new options granted to you must be exercised using a cashless method of exercise (either a cashless sell-all or cashless sell-to-cover exercise). Pursuant to a cashless sell-all exercise, you will authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit the sale proceeds less the option price for the shares, brokers’ fees and any applicable taxes to you in cash. Pursuant to a cashless sell-to-cover exercise, you will authorize the stockbroker to sell only enough shares that you are entitled to at exercise to cover the option price, brokers’ fees and any applicable taxes and to remit the remaining shares to you.

As an individual resident in Brazil, you must prepare and submit to the Central Bank a list of the assets you hold outside of Brazil, including any shares held abroad as a result of option exercises. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

F-2

SCHEDULE G

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Canada

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an eligible option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in that regard.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the option price in your income. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from the taxable amount (provided the CCRA does not treat the exchange as described in (i) above). You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the option price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

G-1

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one-year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above), the one-half deduction and the deferral will not be available under current law. However, there is pending legislation that may change this treatment.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Agilent which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new option or the sale of shares. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by Agilent provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

G-2

SCHEDULE H

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in China

The following is a summary of the tax consequences of the cancellation of outstanding options or SARs in exchange for the grant of new options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option or SAR for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the option price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer will be required to withhold and report for income tax purposes when you exercise your new option. Your employer may also be required to withhold for social insurance purposes, but this result is currently uncertain. You will be responsible for paying any difference between the actual tax liability and the amount withheld (if any).

Legal Restrictions

Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

Prior Grants of SARs

Please note that if your prior grant was a SAR, your new grant will be an option.

H-1

SCHEDULE I

Agilent Technologies, Inc.
Stock Option Exchange Program: A Guide to Issues in Denmark

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Denmark. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You likely will be subject to tax as a result of the exchange of an eligible option for a new option because it will be considered a disposal of the existing options. The taxable amount will be the value of the new option less the amount you paid for the existing option (which will be zero). The value of the new options will be calculated in accordance with the Black-Scholes formula. One of the variables in this formula is the exercise price. Accordingly, this valuation cannot be made until the day of the new grant. Please consult your tax advisor to determine how this applies to your specific situation. For an example of how the Black-Scholes formula was applied to Agilent options in the past, please see information within financial note 14, on pages 88 and 89 of Agilent’s most recent Form 10-K filed December 20, 2002.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you may be subject to tax, depending on whether the new option falls within Section 28 of the Tax Assessment Act. Please consult your tax advisor to determine whether you will be subject to tax at the time of exercise.

Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. Please consult your tax advisor regarding the amount subject to tax. If you hold the shares for fewer than three years, your gain will be taxed as investment income. Losses may be deducted from gains on shares held for fewer than three years. If you hold the shares for three years or more, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK129,500 (or DKK258,900 for married couples) for 2003. If the threshold is exceeded, the gain is taxed as share income. Share income, which does not exceed DKK41,100 per year (or DKK82,200 for married couples) for 2003 is taxed at a rate of 28%;

I-1

share income exceeding the threshold is taxed at a rate of 43%. Losses may be deducted from gains on quoted shares held for three years or more.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions as a result of the exchange transaction, the grant of new options, the exercise of new options or the sale of shares. However, your employer is required to report the taxable amount at the time of the exchange, and possibly, the subsequent exercise of the options, to the Danish tax administration. Your employer will provide you with the reported amount. It is your responsibility to pay any taxes (including social insurance contributions) resulting from the exchange transaction, the grant of the new options, the exercise of the new options or the sale of shares.

Exchange Control Information

If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you instruct a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of shares), the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If you establish a “safety-deposit account” (i.e., an account holding shares) or a “deposit account” (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities/Tax Information

You may hold shares acquired through the exercise of the new option in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

If you use the cashless-sell all method of exercise, you are not required to file a Form V because you will not hold any shares. However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

I-2

SCHEDULE J

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Finland

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Finland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will likely be subject to income tax at the normal marginal rates on the difference between the fair market value of the shares on the date of exercise and the option price. In addition, you will be subject to social insurance contributions on the same amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

Wealth Tax

You may be subject to a wealth tax on your new option, if the amount of your wealth exceeds €185,000. The value of the new option is calculated as the value of the underlying shares on the last day of the year minus the option price. This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

Withholding and Reporting

Your employer is required to report and withhold income tax and social insurance contributions at exercise. You must report the exercise of the new option and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

J-1

SCHEDULE K

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in France

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because your new option will be a French-qualified option granted pursuant to the French Plan, defined below, you will not be subject to tax on the difference between the fair market value of the underlying shares at exercise and the option price (the “Spread”) when you exercise your new option.

However, to the extent that the option price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 49.58%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the applicable holding period in effect under French law (currently set at four years) measured from the grant date and the Spread is less than or equal to €152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the Spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law, if different) but the Spread is more than €152,500, then the portion of the Spread up to €152,500 would be taxed at 40% and the portion of the Spread above €152,500 would be taxed at 50% (40%, plus 10% additional contributions).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the Spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions). If you sell the shares two years after the exercise of the option when the four-year (or other minimum) holding period is met but the Spread is more than €152,500, the portion of the Spread up to €152,500 is taxed at the rate of 26% and the portion of the Spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).

The tax due on the Spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the Spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kind of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the option price; and

•	the excess discount, if any, at the time of grant based on the restriction for French qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the Spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Grant

Your new option will be granted under the Rules of the Agilent Technologies, Inc. 1999 Stock Option Plan for French Employees (the “French Plan”). The French Plan is a sub-plan of the 1999 Stock Plan and it was adopted for the purposes of granting French-qualified options. In order for your new option to be granted under the French Plan, certain requirements must be met. For example, the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options will start over upon the date of the new grant. In addition, the following terms will apply to your new grant:

•	Termination Due to Death: If you die holding outstanding options, the outstanding options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the outstanding options.

•	Holding Period: Your new option will vest on the fourth anniversary of the date of the new grant. This vesting schedule satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

•	Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

•	Option Price: The option price of your new options will be determined in accordance with the following rules. The option price will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the 1999 Stock Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date.

•	Term of New Options: The term of your new options will be ten years from the date of the new grant, unless terminated earlier due to termination of employment. This term can only be extended in the event of the death of the French Optionee.

Therefore, in order to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of the new options granted to employees outside of France.

Additional Information

Please note that options granted since November 20, 2002 will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchange option. These options will also be subject to a new holding period, as discussed above.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Germany

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Agilent’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). However, please note that proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of Agilent’s stated capital and how long the shares are held.

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

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Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Agilent shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Agilent.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Hong Kong

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. Mandatory Provident Fund contributions will not be due on this amount.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Securities Information

This offer to exchange options is not a public offer and is available only to the employees of Agilent Technologies, Inc. or its subsidiaries holding eligible options.

Terms of New Grant

In the event that you die prior to six months after the new grant date, your legal representative or designated beneficiary will be entitled to exercise the new option provided that such representative/beneficiary executes an undertaking satisfactory to Agilent not to sell the shares acquired

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through exercise of the new option prior to 6 months after the date of the new grant. In the event that your new option is exercisable prior to six months after the new grant date, you must execute an undertaking prior to exercise not to dispose of any shares acquired through exercise prior to six months after the new grant. For example, if your employment terminates upon retirement due to age or Workforce Management, the vesting of your options will accelerate and you will need to execute an undertaking prior to exercise.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in India

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in India. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in India, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the option price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the sale proceeds and the option price will be taxed as salary income. You will not be subject to social insurance contributions.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

Exchange Control Information

Due to exchange control requirements in India, you must use the cashless sell-all method of exercise.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Ireland

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Ireland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference (or “spread”) between the market value of the shares on the date of exercise and the option price at the higher rate of income tax. You must account for this income tax within 30 days of exercise along with the prescribed tax return. To the extent you are liable for income tax at the standard rate, you may make an application for the tax to be levied at the standard rate.

No social insurance contributions will be due on the Spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell your shares. The taxable amount will be calculated as the sale price less the market value of the shares at exercise and broker’s fees. This amount is subject to capital gains tax to the extent it exceeds your annual exemption.

Withholding and Reporting

Your employer is not required to withhold income tax; however, your employer will report the details of your new option to the Revenue Commissioners at the date it is granted and when it is exercised. You must report and pay any taxes due as a result of the exercise of the new option and sale of the shares.

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Securities Information

The new option will be granted to you in a private transaction and the shares which may be purchased on exercise are also offered in a private transaction. This is not an offer to the public.

Additional Reporting Requirements

If you are a director, shadow director or secretary of an Irish subsidiary of Agilent Technologies, Inc., you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., options, shares) in Agilent Technologies, Inc. and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell shares acquired through exercise of options and/or dispose of the options (i.e., the cancellation of existing options). You must notify the Irish subsidiary of the acquisition or disposal of an interest in shares as described above within five days following the day of acquisition or disposal of the interest. These notification requirements also applies to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Israel

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Israel. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not likely be subject to tax when the new option is granted to you.

Exercise of New Option

You will not be subject to tax when you exercise your new option.

Sale of Shares

If you acquire shares at exercise, you will be subject to income tax and social insurance contributions when you subsequently sell the shares. Assuming that you are not subject to tax as a result of the exchange, your taxable amount will be calculated as the difference between the sale proceeds and the option price.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions when you sell shares. You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld. You may also be required to report any options and/or shares you hold on your annual tax return.

Securities Information

Agilent will make available to you for inspection in the Human Resources Department of your employer a copy of the 1999 Stock Plan and the U.S. Form S-8 applicable to the 1999 Stock Plan, and, if you request, all documents incorporated by reference in the U.S. Form S-8. In addition, at your request, Agilent will supply you with a Hebrew translation of the Plan and the U.S. Form S-8.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Italy

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

You will be restricted to the “cashless sell-all” method of exercise as described in the Terms of the New Grant section below. As a result, you will be taxed on the shares sold immediately following exercise. You will be subject to capital gains on the difference between the sale proceeds and the total option price.

Withholding and Reporting

Your employer will not withhold tax or social insurance contributions at the time of exercise/sale of your new option. Any difference between the actual amount due and the amount withheld is your responsibility.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation.

Terms of the New Grant

Exercise Method

Due to securities law restrictions in Italy, your new options must be exercised pursuant to the “cashless sell-all” method of exercise. Pursuant to a cashless sell-all exercise, you will authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit the sale proceeds less the option price for the shares, brokers’ fees and any applicable taxes to you.

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Option Price

The option price for the new options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new option price will be the higher of (1) the fair market value at the time of the new grant as defined by the 1999 Stock Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant. Because the option price will be determined under this formula, the option price for the new options may be higher for employees in Italy than for other employees.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Japan

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to income tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This gain likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer will likely not be required to withhold income tax contributions when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

Exchange Control Information

If you intend to acquire shares whose value exceeds ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the

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shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Korea

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, any gain realized on the difference between the fair market value of the shares at exercise and the option price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

Withholding and Reporting

Your employer will withhold income tax and social insurance contributions when you exercise the new options. If there is a difference between the actual liability upon exercise and the amount withheld, you are responsible for paying the difference. It is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

Exchange Control Information

When you exercise your new option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You

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must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Malaysia

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Malaysia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you. Under Malaysian tax law, the fair market value of the underlying shares will be computed as the average of the high and low trading prices on the day of the new grant (which should equal your new option price and result in no taxable income).

Exercise of New Option

You will not be subject to tax on the gain at exercise. However, if at the time of grant, the fair market value of the shares, as determined under Malaysian tax law, exceeded the option price, you would owe income tax on this difference and such tax is due at the time of exercise.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer will report the grant of your new option to the Inland Revenue Board. Your employer will also withhold income tax at the time of exercise, if any taxable income arises. You will be responsible for reporting and paying any additional tax liability.

Exchange Control Information

You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes:

If you remit more than RM10,000 (or its equivalent in foreign currency) to exercise your option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara.

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You must repatriate to Malaysia all proceeds from the sale of the shares as soon as the proceeds or dividends are received. You must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM10,000 (or its equivalent in foreign currency). These proceeds must be converted to Ringgit or, if permitted, deposited in a foreign currency account in Malaysia.

Additional Reporting Requirements

If you are a director of a Malaysian affiliate of Agilent, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in Agilent or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Agilent or any related company (including when you sell shares acquired through exercise of your option). Additionally, you must also notify the Malaysian affiliate of Agilent if there are any subsequent changes in your interest in Agilent or any related companies, including if you elect to participate in the option exchange. These notifications must be made within fourteen days of acquiring or disposing of any interest in Agilent or any related company.

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Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Mexico

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Mexico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the market value of the shares at exercise and the option price. You may also subject to social insurance contributions on this amount, although this result is unclear.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the market value of the shares at exercise (with an adjustment for inflation and brokerage fees).

Withholding and Reporting

Your employer will withhold and report income tax and potentially social insurance contributions when you exercise your new option. You will be responsible for paying any difference between the actual tax and social insurance contribution liability and the amount withheld. In addition, you will be responsible for reporting and paying tax on the sale of shares.

U-1

SCHEDULE V

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in The Netherlands

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of eligible options for the grant of new options if your eligible options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs within three years from the date of acceptance.

If your eligible options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the eligible options, you will not be subject to tax as a result of the exchange of eligible options for the grant of new options.

Also, you may be subject to tax as a result of the exchange of eligible options for the grant of new options if the exchange is deemed a fictitious exercise if you deferred taxation on your eligible options to the time of exercise by properly making an election to defer taxation.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

No Election to Defer Tax on New Option

If you do not elect to defer income tax until the exercise of your new option, you will be subject to income tax at the time that your new option becomes unconditionally exercisable (generally at vesting). At this time, you will be subject to income tax on both the intrinsic value and the expectation value of the option. The intrinsic value will be calculated as the difference between the fair market value of the shares at vesting and the option price. The expectation value is calculated based on a statutory formula which calculates the expected price development of the stock during the period the option may be exercised after it vests. You will also be subject to social insurance contributions on the intrinsic value and the expectation value if you have not already exceeded your applicable wage ceiling.

In addition to paying income tax at the time the new option becomes unconditional, you will be subject to income tax on exercise or disposal of the new option if the option is exercised or disposed of within three

V-1

years of the time you accept your new grant. The amount subject to income tax will be the difference between the fair market value on the date of exercise/disposal and the option price less the amount that was subject to tax at the time of vesting. You will also be subject to social insurance contributions on this amount if you have not already exceeded your applicable wage ceiling. If the gain at exercise/disposal is less than the amount that was subject to tax at the time of vesting, you will not be entitled to a tax credit or deduction for this difference.

No credit will be given for any taxed previously paid with respect to the eligible options.

Election to Defer Tax on New Option

If you elect to defer income tax until exercise for your new option, you will be subject to income tax on the difference between the fair market value on the date of exercise and the option price. In addition, this gain is subject to social insurance contributions if you have not already exceeded your applicable wage ceiling. (Please note that your liability for employees’ insurance contributions will not be deferred until the time of exercise; instead, these contributions will be due upon vesting on the taxable amount at that time, i.e., the intrinsic value plus the expectation value. Your liability for national insurance contributions will be deferred until exercise.)

No credit will be given for any taxes previously paid with respect to the eligible options.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you hold less than a 5% interest in Agilent as a private investment at the time of the sale.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due at the time of vesting and/or exercise, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any investment tax or any tax due upon the sale of the shares.

Investment Tax

You are subject to an investment yield tax of 1.2% (so called Box III income) based on the average of the value of all assets (including shares of Agilent Technologies, Inc.) that you own at the end of the year. An exemption is available on the first €18,800 (2003) of the average value of the assets held over the calendar year involved.

Exchange Control Information

Statistical reporting of payments of €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

Tax Ruling

There is a possibility that more favorable tax treatment may be available. Agilent is attempting to clarify the situation with the tax authorities.

V-2

SCHEDULE W

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in New Zealand

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in New Zealand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax when you exercise your new option on the difference between the fair market value of the shares and the option price. ACC premiums will not, however, be payable on this amount.

Sale of Shares

Because there is no general capital gains tax in New Zealand, you likely will not be subject to tax when you sell the shares acquired pursuant to the exercise of your option (assuming you are not in the business of dealing in shares). However, tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them (even if you are not in the business of dealing in shares). If you sell the shares within a short period of time after exercising your options, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the sale proceeds and the fair market value of the shares at exercise.

Withholding and Reporting

Your employer is not required to withhold or report income tax or ACC contributions when you exercise your option or when you sell shares. It is your responsibility to report and pay all applicable taxes.

W-1

SCHEDULE X

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Norway

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Norway. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the option price. This spread will be taxed as employment income. You will also be subject to social insurance contributions on this amount.

You may be able to exclude 20% of the fair market value of the shares on the date of exercise from your taxable income provided certain conditions are met. The excluded amount may not exceed NOK 1,500 per income tax year. Please consult your tax advisor to determine whether this exclusion will apply to you. In addition, you may also allocate the taxable amount over the period between the grant date of the new option and the exercise date instead of including the entire taxable amount in the year of exercise.

Sale of Shares

You will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. This gain will be taxed as a capital gain at the general tax rate of 28%. Any loss generated by a sale of such shares will be deductible for tax purposes.

Wealth Tax

Any shares that you hold at the end of the year will be subject to Norwegian wealth tax at a rate up to 1.1% based on the market value of the shares at that time. It is uncertain if your new option will be subject to wealth tax. Please consult your tax advisor to determine if the new option should be included in your wealth tax calculation.

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Withholding and Reporting

Your employer will withhold and report for income tax and social insurance contributions when you exercise your new option. You will be responsible for paying any difference between the actual tax liability and the amount withheld. Your employer will also report the exercise of your new option to the Norwegian tax authorities. You must report all income from your new option and the sale of shares in your annual tax return.

Also, if you maintain that your new option is not subject to wealth tax, we recommend that you provide sufficient information in your tax return, enabling the tax authorities to assess your tax position.

X-2

SCHEDULE Y

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Philippines

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the Philippines. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, the difference between the fair market value of the shares on the date of exercise and the option price (the “Spread”) will likely be subject to tax. The party responsible for paying the tax and the characterization of the income will depend on whether you are a rank and file employee or a non-rank and file employee. If you are a rank and file employee, the Spread will likely be characterized as “other benefits” and taxed accordingly. If you are a non-rank and file employee, the Spread will likely be characterized as a “fringe benefit” and subject to the fringe benefit tax (which would be paid by your employer).

The Spread will also be subject to social insurance contributions, if you have not already reached the monthly income ceiling for such contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for more than 12 months, you will only be subject to tax on 50% of the gain.

Withholding and Reporting

If you are a rank and file employee, your employer will withhold and report for income tax purposes when you exercise your new option. If you are a non-rank and file employee, your employer will report the fringe benefit and pay the applicable fringe benefit tax. It is your responsibility to pay any tax liability on the sale of shares.

Y-1

SCHEDULE Z

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Puerto Rico

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Puerto Rico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions to the extent you have not exceeded the applicable contribution ceiling.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at the time of exercise. Provided that you are not in the business of trading in shares, the gain will be capital in nature and, therefore, if you hold the shares for six months or more, you will be taxed at a maximum capital gains rate of 20%. The gain on shares held for fewer than six months will be taxed at ordinary income rates.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due upon sale of the shares.

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SCHEDULE AA

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Russia

The following is a summary of the tax consequences of the cancellation of outstanding SARs in exchange for the grant of new SARs for individuals subject to tax in Russia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of SAR holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

SAR Exchange

You will not be subject to tax as a result of the exchange of an eligible SAR for a new SAR.

Grant of New SARs

You will not be subject to tax when the new SAR is granted to you.

Exercise of New SARs

You will be subject to income tax when you exercise your new SAR. You will be taxed on the cash payment that you receive at the time of exercise, i.e., the difference between the fair market value of Agilent shares on the date of exercise and the grant price. This amount will not be subject to the Unified Social Tax or other social insurance taxes or mandatory contributions.

Withholding and Reporting

Your employer is not required to withhold or report personal income tax, Unified Social Tax, other social insurance taxes, or mandatory contributions at the time of the exchange, the grant or the exercise of your new SAR. It is your responsibility to report and pay all applicable taxes.

AA-1

SCHEDULE BB

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Singapore

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an eligible option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them. However, this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option8

Assuming you are not taxed when the eligible options are cancelled, when you exercise the new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price (the “Spread”) unless you are eligible for an exemption or deferral as discussed below.9 You will not likely be subject to Central Provident Fund contributions.

8 Please note that if you are not a citizen or permanent resident of Singapore, but are working in Singapore at the time of grant, you will likely be deemed to have exercised your option when your employment terminates and will be taxed on the difference between the fair market value of the shares one month prior to your termination and the option price (#deemed spread#). If the actual spread on the subsequent exercise is less than the deemed spread, you may apply to the IRAS to refund the difference. Please note that this #deemed exercise# rule only applies to options granted after January 1, 2003. Therefore, if your outstanding options were granted prior to this date, this deemed exercise rule will not apply to your outstanding options, but will likely apply to new options.
9 For options granted on or after January 1, 2003, you will be subject to tax at exercise regardless of where you are located at the time the option is exercised.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)10

You may be able to claim a tax exemption on the first S$2,000 of Spread per year and 25% of the remaining Spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

(a)  where the option price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b)  where the option price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option. In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees. You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)11

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the Spread that was not exempt, if any, from tax under the CEEBR Scheme. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

(a)	you are employed in Singapore at the time the option is exercised;

(b)	the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c)	the tax payable on the QEEBR gains is not borne by your employer; and

(d)	the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a)	you are an undischarged bankrupt;

(b)	IRAS records show that you are a delinquent taxpayer; or

(c)	the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

     10 Formerly called the “Company Stock Option Scheme.”

     11 Formerly called the “Qualified Employee Stock Option Plan Scheme.”

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum. Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a)	in the case of a foreign employee (including a Singapore PR), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b)	when you become bankrupt; and

(c)	when you die (the deferred tax would be recovered from your estate).

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Agilent, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Agilent or any related companies. Please contact Agilent to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Agilent or any related company (including when you sell shares acquired under the exchange program) or if you participate in the option exchange program. These notifications must be made within two days of acquiring or disposing of any interest in Agilent or any related company. In addition, a notification must be made of your interests in Agilent or any related company within two days of becoming a director.

SCHEDULE CC

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Spain

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This gain will likely be considered compensation in-kind subject to payment on account.

Exemption. Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided the following conditions are met: (1) the transferred shares are stock of your employer or another company of the group; (2) the offer must be carried out following the general compensation policy of the company and it contributes to the participation of the employees in the company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Agilent’s capital. If you dispose of your shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Social insurance contributions will be due on the taxable amount for which the exemption above does not apply, unless the applicable wage ceiling has already been met.

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Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

If you hold the shares for one year or less, the gain is taxed at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat 15% rate.

Withholding and Reporting

The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. You will likely be entitled to obtain a tax credit from your income tax obligation for the payment on account. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

Securities Information

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Exchange Control Information

It is your responsibility to comply with exchange control regulations in Spain. The purchase of Agilent shares must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the “DGCI”). If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Agilent shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Agilent; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reason for the payment; and (vii) any additional information that may be required.

If you wish to import the ownership title of the Agilent shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

CC-2

SCHEDULE DD

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Sweden

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Sweden. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. It is your employer’s responsibility to pay the social insurance contributions on this amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of shares at exercise. If the sale results in a capital loss, the loss will be deductible against certain types of capital gains during the same year.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new option. You will be responsible for reporting to your employer that you have exercised the option and the taxable amount. You must make this report no later than the month after the exercise. In addition, when you exercise your option, you must report the taxable amount on your annual statement of earnings for that year. This should match the amount reported by your employer on your income statement. It is your responsibility to report and pay any taxes due as a result of the sale of the shares.

DD-1

SCHEDULE EE

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Switzerland

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You may be subject to income tax and social insurance contributions when the new option is granted to you, unless you are able to defer tax until exercise. If you are taxed at grant, you will not likely be entitled to credit against this liability any tax paid on your old option (if any).

New tax provisions regarding stock options have been proposed in Switzerland. If passed, these new provisions may change the tax consequences of your new option.

Exercise of New Option

If you are subject to tax at grant, you will not be subject to tax when you exercise the new option. However, if you are not subject to tax at grant, you must pay tax at exercise on the difference between the fair market value of the shares at exercise and the option price of your new option.

Sale of Shares

You will not be subject to tax when you subsequently sell the shares acquired at exercise, provided the shares are held as private assets.

Wealth Tax

Shares received pursuant to option exercises will become part of your net wealth and may be subject to wealth tax which is levied at the cantonal level. Options may also be subject to wealth tax. The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc. Please consult your tax advisor to determine how the wealth tax applies to your specific situation.

EE-1

Withholding and Reporting

If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. Your employer will include your taxable income (on grant, vesting or exercise, but not sale) on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the exercise of your options. Your employer will withhold social insurance contributions.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

Term of New Option

The term of the new option for Swiss employees will be 10 1/2 (ten and one half) years from the grant date.

EE-2

SCHEDULE FF

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Taiwan

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you be subject to income tax on the difference between the fair market value of the shares at exercise and the option price. You will not be subject to social insurance contributions on this amount.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer will withhold and report income tax at the time you exercise your new option. It is your responsibility to pay any difference between the actual income tax liability and the amount withheld. It is also your responsibility to report any pay all applicable taxes upon the sale of shares.

FF-1

SCHEDULE GG

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Thailand

The following is a summary of the tax consequences of the cancellation of outstanding SARs in exchange for the grant of new SARs for individuals subject to tax in Thailand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of SAR holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

SAR Exchange

You will not be subject to tax as a result of the exchange of an eligible SAR for a new SAR.

Grant of New SARs

You will not be subject to tax when the new SAR is granted to you.

Exercise of New SARs

You will be subject to income tax when you exercise your new SAR. You will be taxed on the cash payment that you receive at the time of exercise, i.e., the difference between the fair market value of Agilent shares on the date of exercise and the grant price. This amount will not be subject to social insurance contributions.

Withholding and Reporting

Your employer will withhold income tax at the time you exercise your new SAR. It is your responsibility to pay any difference between the actual tax liability and the amount withheld.

GG-1

SCHEDULE HH

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in United Kingdom

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax or National Insurance Contributions (“NICs”) as a result of the exchange of an eligible option for the grant of a new option.

Grant of New Option

You will not be subject to tax or NICs when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the option price (the “Spread”). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge.

Subject to comments in the next paragraph, you will also be subject to the employees’ portion of NICs on the Spread at exercise of your new option. With effect from 6 April 2003 employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit.

If you were granted eligible options between 6 April 1999 and 19 May 2000 inclusive, which were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

HH-1

Sale of Shares

When you sell your shares, you will be subject to capital gains tax. For shares acquired after 10 April 2003, your taxable gain upon sale of shares will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise.

Please note that an annual exemption is available to set against total gains of £7,700 for the tax year 6 April 2002 to 5 April 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which in turn depends on whether you continue to be employed by an Agilent group company).

Withholding and Reporting

Your employer is required to withhold and report income tax and NICs on the Spread at exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

You will also be required to report the exercise of your options and the subsequent disposal of your shares on your annual UK Tax Return.

HH-2

SCHEDULE II

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in United States

The following is a summary of the material federal income tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations, as of the date of the offer to exchange, all of which are subject to change. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the federal, state and local tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to U.S. federal income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to U.S. federal income tax when the new option is granted to you.

Exercise of New Option

Your new option will be granted as a non-qualified stock option for U.S. tax purposes. When you exercise the new option, you will be subject to U.S. federal income tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently dispose of the shares. Any gain or loss at disposition of the shares is treated as a capital gain or loss.

Withholding and Reporting

Any income recognized upon exercise of the new options will constitute wages for which withholding will be recognized. Your employer will be entitled to a tax deduction in the same amount as the income recognized by the optionee at exercise of the new options.

Possible Effect of Not Participating

There is a risk that any qualified stock options that you hold will be affected, even if you do not participate in the offer to exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer to exchange. We also believe that the offer to exchange will not change the U.S. federal income tax treatment of subsequent grants and exercises of your qualified stock options (called “incentive stock options” by the IRS) (and sales of shares acquired upon exercise of such options) if you do not participate. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to

II-1

participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We do not know, therefore, if the IRS will assert the position that our offer to exchange constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

II-2

SCHEDULE JJ

Agilent Technologies, Inc.
Option Exchange: A Guide to Issues in Venezuela

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Venezuela. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Vesting of New Option

You will be taxed when you receive the economic benefit of the options. However, it is unclear whether the taxable event in Venezuela is on the date that the options vest or the date on which the options are exercised. Therefore, you should consult with your tax advisor to determine when you should pay tax with respect to the new option.

If you are subject to tax at vesting, the taxable amount will be the difference between the fair market value of the shares at vesting and the option price. If the fair market value of the shares at vesting is less than the option price, you will not be subject to any tax at vesting. No social insurance contributions will be due on this amount.

Exercise of New Option

If you were not subject tax at vesting or the fair market value of the shares at vesting was less than the option price, you will be subject to tax at the time you exercise your new option. The taxable amount will be the difference between the fair market value of the shares at exercise and the option price. No social insurance contributions will be due on this amount.

In addition, if you were subject to tax at the time of vesting, you may be subject to additional tax at exercise if at the time of exercise the fair market value of the shares exceeds the fair market value of the shares at the time of vesting. In this case, you may owe tax on this difference. No social insurance contributions will be due on this amount.

JJ-1

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will likely be the difference between the sale proceeds and the option price.

Withholding and Reporting

Your employer is not required to withhold or report income tax at the time of the exchange, the grant, the vesting, the exercise of your new option or upon the sale of shares. It is your responsibility to report and pay all applicable taxes.

Exchange Controls

Recently, the Government of Venezuela established an exchange control regime. Please consult your legal advisor to determine how these new requirements impact your participation in the program.

JJ-2

SCHEDULE KK

NOTE REGARDING PRINTED OFFER TO EXCHANGE

      Printed country-specific Schedules are not included in the printed version of the Offer to Exchange. Each Schedule is available on the Mellon website and is titled “Agilent Technologies, Inc.: A Guide to Issues in [Name of Country].” If you have received a paper packet because you do not have access to Agilent e-mail, your paper packet includes the Schedule for the country that you are employed in. You may request a copy of other country-specific Schedules by calling Mellon at the numbers provided in the Offer to Exchange.

KK-1

SCHEDULE LL

Summary Financial Statements

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,

	2003	2002

Net revenue:

Products	$1,225	$1,245

Services and other	187	181

Total net revenue	1,412	1,426

Costs and expenses:

Cost of products and services	883	920

Research and development	277	317

Selling, general and administrative	508	631

Total costs and expenses	1,668	1,868

Loss from operations	(256)	(442)

Other income (expense), net	4	19

Loss from continuing operations before taxes	(252)	(423)

Benefit for taxes	(140)	(106)

Loss from continuing operations	(112)	(317)

Gain from sale of discontinued operations (net of taxes)	—	2

Loss before cumulative effect of accounting change	(112)	(315)

Cumulative effect of adopting SFAS 142 (net of tax benefit of $11 million)	(257)	—

Net loss	$(369)	$(315)

Net loss per share — Basic and diluted:

Loss from continuing operations	$(0.24)	$(0.68)

Gain from sale of discontinued operations, net	—	—

Cumulative effect of adopting SFAS 142, net	(0.54)	—

Net loss	$(0.78)	$(0.68)

Weighted average shares used in computing loss per share

Basic and diluted	471	463

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except par value and share amounts)
(Unaudited)

	January 31,	October 31,
	2003	2002

ASSETS

Current assets:

Cash and cash equivalents	$1,754	$1,844

Accounts receivable, net	930	1,118

Inventory	1,166	1,184

Current deferred tax assets	451	462

Other current assets	258	272

Total current assets	4,559	4,880

Property, plant and equipment, net	1,571	1,579

Goodwill and other intangible assets, net	422	685

Long-term deferred tax assets	796	635

Other assets	422	424

Total assets	$7,770	$8,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$290	$305

Employee compensation and benefits	627	733

Deferred revenue	256	244

Income and other taxes payable	387	325

Other accrued liabilities	463	574

Total current liabilities	2,023	2,181

Senior convertible debentures	1,150	1,150

Other liabilities	248	245

Total liabilities	3,421	3,576

Commitments and contingencies	—	—

Stockholders’ equity:

Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—

Common stock; $0.01 par value; 2 billion shares authorized; 467 million shares at October 31, 2002 and 471 million shares at January 31, 2003 issued and outstanding	5	5

Additional paid-in capital	4,922	4,872

Accumulated deficit	(470)	(101)

Accumulated comprehensive loss	(108)	(149)

Total stockholders’ equity	4,349	4,627

Total liabilities and stockholders’ equity	$7,770	$8,203

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)
(Unaudited)

	Three Months
	Ended
	January 31,

	2003	2002

Cash flows from operating activities:

Net loss excluding discontinued operations	$(369)	$(317)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	82	199

Inventory-related charges	1	12

Deferred taxes	(149)	49

Asset impairment charges	10	16

Net gain on sale of assets	(2)	(5)

Adoption of SFAS 142	268	—

Changes in assets and liabilities:

Accounts receivable	186	162

Inventory	30	89

Accounts payable	(16)	(65)

Employee compensation and benefits	(106)	(42)

Income taxes	33	(195)

Other current assets and liabilities	(54)	(22)

Other long-term assets and liabilities	(5)	(25)

Net cash used in operating activities	(91)	(144)

Cash flows from investing activities:

Investments in property, plant and equipment	(48)	(69)

Dispositions in property, plant and equipment	3	—

Purchase of equity investments	(2)	(3)

Proceeds from dispositions	—	19

Net cash used in investing activities:	(47)	(53)

Cash flows from financing activities:

Issuance of senior convertible debentures, net of issuance costs	—	1,123

Issuance of common stock under employee stock plans	50	62

Net (payments to) proceeds from notes payable and short-term borrowings	(2)	3

Net cash provided by financing activities:	48	1,188

Net cash provided by discontinued operations	—	27

Change in cash and cash equivalents	(90)	1,018

Cash and cash equivalents at beginning of period	1,844	1,170

Cash and cash equivalents at end of period	$1,754	$2,188

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share amounts)
(Unaudited)

	Years Ended October 31,

	2002	2001	2000

Net revenue:

Products	$5,234	$7,485	$8,300

Services and other	776	911	1,061

Total net revenue	6,010	8,396	9,361

Costs and expenses:

Cost of products and services	3,875	5,088	4,684

Research and development	1,250	1,358	1,172

Selling, general and administrative	2,492	2,728	2,581

Total costs and expenses	7,617	9,174	8,437

(Loss) earnings from operations	(1,607)	(778)	924

Other income (expense), net	60	301	94

(Loss) earnings from continuing operations before taxes	(1,547)	(477)	1,018

(Benefit) provision for taxes	(525)	(71)	346

(Loss) earnings from continuing operations	(1,022)	(406)	672

Earnings from discontinued operations (net of taxes of $15 million and $61 million in 2001 and 2000, respectively)	—	6	85

(Loss) gain from sale of discontinued operations (net of tax benefit of $6 million and expense of $422 million in 2002 and 2001, respectively)	(10)	646	—

(Loss) earnings before cumulative effect of accounting changes	(1,032)	246	757

Cumulative effect of adopting SFAS No. 133 (net of tax benefit of $16 million)	—	(25)	—

Cumulative effect of adopting SAB 101 (net of tax benefit of $27 million)	—	(47)	—

Net (loss) earnings	$(1,032)	$174	$757

Net (loss) earnings per share — Basic:

(Loss) earnings from continuing operations	$(2.20)	$(0.89)	$1.49

Earnings from discontinued operations, net	—	0.01	0.19

(Loss) gain from sale of discontinued operations, net	(0.02)	1.41	—

Cumulative effect of adopting SFAS No. 133, net	—	(0.05)	—

Cumulative effect of adopting SAB 101, net	—	(0.10)	—

Net (loss) earnings	$(2.22)	$0.38	$1.68

Net (loss) earnings per share — Diluted:

(Loss) earnings from continuing operations	$(2.20)	$(0.89)	$1.48

Earnings from discontinued operations, net	—	0.01	0.18

(Loss) gain from sale of discontinued operations, net	(0.02)	1.41	—

Cumulative effect of adopting SFAS No. 133, net	—	(0.05)	—

Cumulative effect of adopting SAB 101, net	—	(0.10)	—

Net (loss) earnings	$(2.22)	$0.38	$1.66

Weighted average shares used in computing net (loss) earnings per share:

Basic	465	458	449

Diluted	465	458	455

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except par value and share amounts)
(Unaudited)

	October 31,

	2002	2001

ASSETS

Current assets:

Cash and cash equivalents	$1,844	$1,170

Accounts receivable, net	1,118	977

Inventory	1,184	1,491

Net investment in lease receivable	1	237

Current deferred tax assets	462	494

Other current assets	271	430

Total current assets	4,880	4,799

Property, plant and equipment, net	1,579	1,848

Goodwill and other intangible assets, net	685	1,070

Long-term deferred tax assets	635	10

Other assets	424	259

Total assets	$8,203	$7,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$305	$392

Employee compensation and benefits	733	576

Deferred revenue	244	279

Income and other taxes payable	325	173

Other accrued liabilities	574	582

Total current liabilities	2,181	2,002

Senior convertible debentures	1,150	—

Other liabilities	245	325

Total liabilities	3,576	2,327

Commitments and contingencies	—	—

Stockholders’ equity:

Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—

Common stock; $0.01 par value; 2 billion shares authorized; 467 million shares at October 31, 2002 and 461 million shares at October 31, 2001 issued and outstanding	5	5

Additional paid-in capital	4,872	4,723

Retained (deficit) earnings	(101)	931

Accumulated comprehensive loss	(149)	—

Total stockholders’ equity	4,627	5,659

Total liabilities and stockholders’ equity	$8,203	$7,986

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)
(Unaudited)

	Years Ended October 31,

	2002	2001	2000

Cash flows from operating activities:

(Loss) earnings from continuing operations	$(1,022)	$(478)	$672

Adjustments to reconcile (loss) earnings from continuing operations to net cash (used in) provided by operating activities:

Depreciation and amortization	735	734	460

Inventory-related charges	40	459	70

Deferred taxes	(664)	(94)	(59)

Non-cash restructuring and asset impairment charges	204	161	8

Retirement plans curtailment gain	(19)	—	—

Net gain on divestitures and sale of assets	(18)	(447)	(152)

Adoption of SFAS No. 133	—	41	—

Changes in assets and liabilities:

Accounts receivable	(139)	933	(697)

Inventory	278	(373)	(431)

Accounts payable	(89)	(480)	356

Employee compensation and benefits	89	(145)	149

Income taxes	137	(472)	235

Other current assets and liabilities	16	(8)	4

Other long-term assets and liabilities	(133)	55	(79)

Net cash (used in) provided by operating activities	(585)	(114)	536

Cash flows from investing activities:

Investments in property, plant and equipment	(301)	(881)	(803)

Dispositions of property, plant and equipment	—	633	333

Proceeds from (net investment in) lease receivable	237	(289)	—

Sale of equity investments	—	74	60

Purchase of equity investments	(23)	(27)	(32)

Acquisitions, net of cash acquired	(15)	(904)	(634)

Proceeds from dispositions	31	13	—

Other, net	—	16	14

Net cash used in investing activities	(71)	(1,365)	(1,062)

Cash flows from financing activities:

IPO proceeds	—	—	2,068

IPO proceeds transferred to Hewlett-Packard	—	—	(2,068)

Issuance of senior convertible debentures, net of issuance costs	1,123	—	—

Issuance of common stock under employee stock plans	121	150	84

Net (payments to) proceeds from notes payable and short-term borrowings	(1)	(113)	110

Financing from Hewlett-Packard	—	—	1,081

Net cash provided by financing activities	1,243	37	1,275

Net proceeds and cash provided by discontinued operations	87	1,616	247

Change in cash and cash equivalents	674	174	996

Cash and cash equivalents at beginning of year	1,170	996	—

Cash and cash equivalents at end of year	$1,844	$1,170	$996

AGILENT TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in millions, except number of shares in thousands)
(Unaudited)

		Common Stock

	Number		Additional	Retained	Accumulated
	of	Par	Paid-in	(Deficit)	Comprehensive
	Shares	Value	Capital	Earnings	Loss	Total

Balance as of October 31, 1999	380,000	$4	$3,378	$—	$—	$3,382

Components of comprehensive income:

Net earnings	—	—	—	757	—	757

Unrealized loss on investment (net of tax benefit of $3 million)	—	—	—	—	(5)	(5)

Total comprehensive income						752

Shares issued in the IPO	72,000	1	2,067	—	—	2,068

Proceeds from IPO transferred to Hewlett-Packard	—	(1)	(2,067)	—	—	(2,068)

Shares issued for employee benefit plans and other	1,976	1	125	—	—	126

Cash funding from Hewlett-Packard	—	—	1,858	—	—	1,858

Transfer of net assets to Hewlett-Packard	—	—	(853)	—	—	(853)

Balance as of October 31, 2000	453,976	5	4,508	757	(5)	5,265

Components of comprehensive income:

Net earnings	—	—	—	174	—	174

Reclassification adjustment relating to warrants (net of tax expense of $12 million)	—	—	—	—	22	22

Reclassification adjustment relating to derivatives (net of tax expense of $3 million)	—	—	—	—	(6)	(6)

SFAS No. 133 cumulative transition adjustment	—	—	—	—	6	6

Change in unrealized loss on investment (net of tax benefit of $13 million)	—	—	—	—	(24)	(24)

Unrealized gain on derivatives (net of tax expense of $4 million)	—	—	—	—	7	7

Total comprehensive income						179

Shares issued for employee benefit plans and other	5,594	—	150	—	—	150

Issuance of common shares and options for Acquisitions	1,461	—	70	—	—	70

Other additional paid in capital	—	—	(5)	—	—	(5)

Balance as of October 31, 2001	461,031	5	4,723	931	—	5,659

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

		Common Stock

	Number		Additional	Retained	Accumulated
	of	Par	Paid-in	(Deficit)	Comprehensive
	Shares	Value	Capital	Earnings	Loss	Total

Components of comprehensive loss:

Net loss	—	—	—	(1,032)	—	(1,032)

Reclassification adjustment relating to derivatives (net of tax expense of $4 million)	—	—	—	—	(7)	(7)

SFAS No. 133 cumulative transition adjustment	—	—	—	—	(6)	(6)

Foreign currency translation	—	—	—	—	7	7

Change in unrealized gain on investment (net of tax expense of $1 million)	—	—	—	—	(1)	(1)

Unrealized gain on derivatives (net of tax expense of $2 million)	—	—	—	—	4	4

Minimum pension liability adjustment	—	—	—	—	(146)	(146)

Total comprehensive loss						(1,181)

Shares issued for employee benefit plans and other	5,993	—	145	—	—	145

Other additional paid in capital			4			4

Balance as of October 31, 2002	467,024	$5	$4,872	$(101)	$(149)	$4,627

Refer to Note 1 and Note 2 for further information regarding the accompanying financial information.

Notes to Summary Financial Statements (Unaudited)

Note 1 — Reclassifications

      Amounts in the summary financial statements for the fiscal years ended October 31, 2000, 2001 and 2002 and the three months ended January 31, 2002 have been reclassified to conform to the presentation in 2003. The reclassifications do not affect net loss or net earnings from operations, net loss or net earnings per share, balance sheet amounts or cash flows.

Note 2 — Adoption of New Accounting Standard

      On November 1, 2002 we adopted Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) under which goodwill is no longer amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. As a result of our assessment we recorded a transitional impairment loss from the implementation of SFAS 142 as a change in accounting principle in the three months ended January 31, 2003. For further discussion see our Form 10-Q for the quarter ended January 31, 2003.

      Net loss and basic and diluted loss per share for the three years ended October 31, 2000, 2001 and 2002 and the first quarter of 2002 is disclosed below, adjusted to remove goodwill amortization, certain intangibles amortization and their related tax impacts, as if SFAS 142 had applied to those periods.

	For the Three	For the Years Ended
	Months Ended
	January 31,	October 31,	October 31,	October 31,
	2002	2002	2001	2000

	(in millions, except per share amounts)

Reported net (loss) earnings	$(315)	$(1,032)	$174	$757

Add back: Goodwill and workforce-in-place amortization, net	81	320	296	61

Adjusted net (loss) earnings	(234)	$(712)	$470	$818

Net (loss) earnings per share — basic reported net (loss) earnings per share	$(0.68)	$(2.22)	$0.38	$1.68

Adjustment for Goodwill and workforce-in-place amortization, net	0.18	0.69	0.65	0.14

Adjusted basic net (loss) earnings per share	(0.50)	$(1.53)	$1.03	$1.82

Net loss per share — diluted reported net (loss) earnings per share	$(0.68)	$(2.22)	$0.38	$1.66

Adjustment for Goodwill and workforce-in-place amortization, net	0.18	0.69	0.65	0.14

Adjusted diluted net (loss) earnings per share	(0.50)	$(1.53)	$1.03	$1.80

Weighted average shares used in computing net (loss) earnings per share:

Basic	463	465	458	449

Diluted	463	465	458	455